UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
April 6, 2023
Dear Shareholder:
You are cordially invited to attend the Tutor Perini Corporation 2023 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 17, 2023 at 11:30 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2023 Annual Meeting of Shareholders and proxy statement.
Your vote is very important to us. We hope that you are able to participate, either by voting during the meeting or by other acceptable means as described in the attached proxy statement.
Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 17, 2023

TIME:	11:30 a.m., Pacific Time

LOCATION:	15901 Olden Street, Sylmar, California 91342

MEETING AGENDA:
1.Elect each of the 10 directors named in the accompanying proxy statement for a one-year term expiring at the 2024 Annual Meeting of Shareholders;
2.Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2023;
3.Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis;
4.Advisory vote on the frequency of future advisory votes on executive compensation; and
5.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:
Only shareholders of record at the close of business on March 20, 2023 (the “Record Date”) are entitled to notice of, to participate in and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:	Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.

By order of the Board of Directors,

Anthony C. Fiore, Corporate Secretary
April 6, 2023
Sylmar, California
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2023: The proxy statement and 2022 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
PROXY STATEMENT
April 6, 2023
INTRODUCTION
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “TPC,” “we,” “us” or “our”) of proxies for use in voting at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 17, 2023 at 11:30 a.m. Pacific Time, and any adjournment or postponement thereof. Only shareholders of record as of the close of business on March 20, 2023 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 51,637,680 shares of common stock outstanding. Each share of common stock is entitled to one vote.
At the Annual Meeting, our shareholders will consider and vote on the following matters:
•Proposal 1, for the election of each of the 10 nominees for director named in this proxy statement, requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.
We recommend a vote FOR the election of each director nominee.
•Proposal 2, for ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors for 2023, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.
We recommend a vote FOR the ratification of the selection of Deloitte as independent auditors.
•Proposal 3, for approval on an advisory (non-binding) basis of the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” in this proxy statement and the executive compensation tables and related narrative discussion that follow. Approval of the proposal requires the affirmative vote of a majority of the votes cast on the proposal. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, as they have in past years, the Board and the Compensation Committee will consider our shareholders’ vote on this proposal when setting our executive compensation program.
We recommend a vote FOR the approval of our executive compensation as reported in this proxy statement.

•Proposal 4 for an advisory (non-binding) vote, on whether future advisory votes on executive compensation, as discussed in Proposal 3, should occur every one year, every two years or every three years. The affirmative vote of a majority of the votes cast on the proposal will determine the shareholders’ preferred frequency of future advisory votes on executive compensation. If none of the options receives the affirmative vote of a majority of the votes cast on the proposal, the option that receives the greatest number of votes will be considered the option selected by stockholders. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, the opinions expressed by shareholders on this matter will be taken into consideration by the Board regarding the future frequency of advisory votes on executive compensation.
We recommend a vote for every ONE YEAR with respect to the frequency of future advisory votes on executive compensation.
On or about April 6, 2023, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, were made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.

INFORMATION REGARDING THE ANNUAL MEETING
Attending the Annual Meeting
Shareholders of record or beneficial owners of our common stock as of the Record Date are entitled to participate in and vote at the Annual Meeting. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. In addition, due to continued COVID-19 safety precautions, shareholder attendees will be asked to present proof of COVID-19 vaccination (i.e., a record of having received two doses of the Pfizer or Moderna COVID-19 vaccine or one dose of the Johnson & Johnson COVID-19 vaccine) in order to participate without having to wear a protective face mask. Unvaccinated attendees or those attendees that cannot provide proof of vaccination will be required to wear a protective face mask. The Company reserves the right to modify its masking policy for the Annual Meeting in accordance with any changes to applicable governmental policies or ordinances. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.
Proxies and Voting Procedures
In advance of the Annual Meeting, you may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Time on May 16, 2023. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.
Electronic Availability of Proxy Statement and 2022 Annual Report
As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2022 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting. On April 6, 2023, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2022 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.
Quorum
The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.
If your shares are held for you in “street name” (i.e., you own your shares through a brokerage, bank or other institutional account), you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than to the Company. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but they are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote.
Abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the vote on the election of the nominees for director or on any other matters proposed for a vote at the Annual Meeting.
Proxy Solicitation
In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of up to $15,000 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.
Revocation of Proxies
If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting during the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.
Adjournments and Postponements
In accordance with the Company’s by-laws (the “By-laws”), the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following 10 nominees be elected at the Annual Meeting, each of whom will serve until the 2024 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. Each of the nominees is currently a director of the Company and has been elected to hold office until the Annual Meeting or until his or her successor has been elected and qualified, or his or her earlier death, resignation, removal or disqualification. The nominees were most recently elected at the 2022 Annual Meeting of Shareholders.
The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	82	1997
Peter Arkley	68	2000	✓
Jigisha Desai	56	2021	✓
Sidney J. Feltenstein	82	2013
Michael F. Horodniceanu	78	2018	✓
Michael R. Klein	80	1997	✓
Robert C. Lieber	68	2014	✓
Dennis D. Oklak	69	2017	✓
Raymond R. Oneglia	75	2000	✓
Dale Anne Reiss	75	2014	✓
The Board has determined that 8 out of the 10 nominees are independent. Detailed information about the Board’s determination of director independence is provided in the section entitled “Director Independence.”
The principal occupation, business experience and educational background of each director nominee are set forth below:
Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a Life Trustee of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 55 years in the industry, Mr. Tutor brings to the Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.
Peter Arkley has served as a director since May 2000. Since March 2022, he has served as President of Alliant Retail Property and Casualty for Alliant Insurance Services, Inc. (“Alliant”), an insurance and bonding brokerage firm. Prior to his current position, Mr. Arkley served as President of Alliant Specialty Group, which at the time included 14 specialty insurance operations consisting of agribusiness, aviation, construction, energy, executive risk, financial institutions, health care, marine, mergers and acquisitions, public entity, real estate and trade credit, from April 2017 to March 2022. He also previously served as Senior Managing Director, Construction Services Group of Alliant from June 2011 to April 2017. Before joining Alliant, Mr. Arkley was the Chairman and Chief Executive Officer of Aon Construction Services Group, a global insurance broker servicing the construction industry, for 18 years. He has extensive knowledge and expertise in insurance and surety and provides the Board insight on risk management and financial services. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.
Jigisha Desai has served as a director since December 2021. Ms. Desai has over 30 years of financial management, business leadership, and corporate strategy experience. Ms. Desai recently served as Executive Vice President and Chief Strategy Officer of Granite Construction Incorporated (“Granite”), a heavy civil infrastructure construction company, from January 2021 to December 2021. She also served as Granite’s Senior Vice President and Chief Financial Officer from July 2018 to January 2021, Vice President of Corporate Finance, Treasurer & Assistant Financial Officer from September 2013 to July 2018, and in other financial management roles at Granite prior to that. Ms. Desai served as a director and Audit Committee Chair of QualTek Services, Inc., a publicly traded infrastructure services provider, from February 2022 through December 2022. She has also served as a director of 1st Capital Bank, a publicly traded community bank, since July 2020, and ElementUS Minerals, a privately held company, since January 2022. Ms. Desai is a member of the Association of Financial Professionals and a Certified Treasury Professional. Ms. Desai holds a Bachelor of Science in Accounting from the University of Houston, a Master of Business Administration in Corporate Finance from Golden Gate University, and completed Harvard Business School’s Advanced Management Program. Ms. Desai brings to the Board extensive, industry-relevant and public company financial and accounting experience through the various positions she has held over her career.
Sidney J. Feltenstein has served as a director since November 2013 and has served as a Senior Operating Partner of Sentinel Capital Partners, an American private equity firm focusing on mid-market companies, since February 2010. In addition, he has served as a Partner of DIA Equity Partners, a private equity firm, since April 2022. He retired in February 2003 from the roles of Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Mr. Feltenstein serves as a director of The HoneyBaked Ham Company, TGI Fridays, Newk’s and Bright Star Health Care, all of which are privately held companies. In addition, he is a former Trustee and Audit Committee Chairman and is currently an Overseer and Trustee Emeritus of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.
Dr. Michael F. Horodniceanu has served as a director since May 2018. Dr. Horodniceanu has been a professor and Chair of the Institute of Design & Construction Innovation Hub at New York University (“NYU”) Tandon School of Engineering, Department of Civil and Urban Engineering since June 2018. He also has been a principal at Urban Advisory Group, Inc., an urban strategy consultancy, since July 2017. From July 2008 to June 2017, he served as President of the New York Metropolitan Transportation Authority (“MTA”) Capital Construction Company, a subsidiary of the MTA that manages the MTA’s major capital projects in the New York metropolitan area, where he managed a $23 billion transportation capital program, the largest such program in the United States. Dr. Horodniceanu has served as the Faculty Advisory Board Liaison of the NYU Tandon School of Engineering since 2019 and as Chairman of the Architecture, Engineering and Robotics Commission of the New York City Department of Education Career and Technical Education program since 2017. In addition, since 2001 he has been a director of the Community Service Society of New York. Since February 2021, Dr. Horodniceanu has also served as a strategic advisor to SwissPod Technologies, a privately held Swiss-based company that is developing Hyperloop technology, and was appointed a member of its Board of Directors in August 2021. Dr. Horodniceanu brings to TPC’s Board over 40 years of academic and industry experience, and over 30 years of executive management experience. He holds a Bachelor of Science in Civil Engineering from the Technion - Israel Institute of Technology, a Master of Science in Engineering Management from Columbia University and a Doctor of Philosophy in Transportation Planning and Engineering from the Polytechnic Institute of NYU. Dr. Horodniceanu is a licensed Professional Engineer.
Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also our Lead Independent Director. Mr. Klein has served as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder, since August 1987; and as a director of ThinkFood Group, LLC, a privately held food services company, since December 2011. Mr. Klein also serves as the Chairman of the Aspen Music Festival and School, as a trustee of the Aspen Institute and as a director of DC Central Kitchen, all non-profit organizations. Mr. Klein’s 40 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Board and the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.
Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC, a leading international real estate merchant bank, and of C-III Capital Partners LLC, a fully-diversified asset management and commercial real estate services company, of which Island Capital Group LLC is the controlling parent. He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Mr. Lieber also has served as a member of the Board of Directors of Resource REIT, Inc. (previously Resource Real Estate Opportunity REIT, Inc.), a public non-traded real estate investment trust, since February 2018. In addition, he served as Chief Executive Officer (but not a director) of Exantas Capital Corp. (now known as ACRES Commercial Realty Corp.), a publicly traded real estate investment trust, which was managed by a subsidiary of C-III Capital Partners LLC, from September 2016 to August 2020. Mr. Lieber brings to the Board extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded real estate investment trust focused on industrial and office properties, from April 2004 through December 2015 and served as Director from April 2004 and Chairman of the Board of Directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as Lead Independent Director of Xenia Hotels and Resorts, a publicly traded lodging real estate investment trust, on whose Board of Directors he has served since February 2015. He also has served as Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road, since March 2016. Mr. Oklak serves on the Board of the Eskenazi Health Foundation, a non-profit organization. Mr. Oklak contributes to our Board expertise in real estate, construction, consulting, operations, development and executive leadership, as well as finance, accounting and auditing expertise from nine years at Deloitte prior to joining Duke Realty Corporation. The Board also values his experience as a chief executive officer and a public company director. He holds a Bachelor of Science from Ball State University.
Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, he served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s more than 50 years of experience at O&G allow him to contribute an in-depth industry perspective to the Board. Mr. Oneglia holds a Bachelor of Science from Union College.
Dale Anne Reiss has served as a director since May 2014. Ms. Reiss served as Senior Partner at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, for over 25 years, where she was the Global and the Americas Director of Real Estate, Hospitality and Construction from 1995 until her retirement in 2008. Ms. Reiss has served as Managing Director of Artemis Advisors LLC, a real estate restructuring and consulting firm, since June 2008 and as Senior Managing Director of Brock Capital Group LLC, a boutique investment bank, and as chairman of its affiliate, Brock Real Estate LLC, both since December 2009. Ms. Reiss serves as a director, Chair of the Nominating and Governance Committee, and member of the Audit Committee of DigitalBridge Group, Inc. (formerly Colony Capital, Inc.), a publicly traded global digital infrastructure and investment management firm, since June 2019 and as a director and Chair of the Audit Committee of Starwood Real Estate Income Trust, a public non-traded real estate investment trust, since November 2017. Ms. Reiss was formerly a director, Chair of the Audit Committee and member of the Nominating and Governance Committee of iStar Inc., a publicly traded real estate investment company, from July 2008 through May 2019, a director of CYS Investments, Inc., a publicly traded mortgage real estate investment company, from January 2015 through July 2018, and a director and Chair of the Compensation Committee of Care Capital Properties Inc., a publicly traded healthcare real estate investment company, from August 2015 through August 2017. She is a governor of the Urban Land Institute Foundation, a non-profit organization, and she also previously served as a member of its Board of Directors. Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.
Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS DIRECTOR.
INFORMATION ABOUT THE BOARD OF DIRECTORS
Board Composition
The Board currently consists of 10 directors, all of whose terms expire upon the election of their successors at the Annual Meeting or upon their successors’ earlier election and qualification, or until their earlier death, resignation, removal or disqualification. As further described below, the Board and the Corporate Governance and Nominating Committee are committed to identifying the most qualified director candidates who can make a significant contribution to the Board, including candidates who are independent and who represent diversity in areas such as skills, experience, gender, ethnicity, age, religion, nationality, disability, sexual orientation and cultural background. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.
Effective September 8, 2008 upon completion of the merger between Perini Corporation (“Perini”) with Tutor-Saliba, the Company entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini. Under the Amended Shareholders Agreement, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.
Director Independence

The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listed Company Manual. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Ms. Desai, Dr. Horodniceanu, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia and Ms. Reiss. In addition, all of the members of the Audit, Corporate Governance and Nominating and Compensation committees are independent under the applicable NYSE listing standards and SEC rules. The Board also affirmatively determined that Dickran M. Tevrizian, Jr., who was not nominated for re-election to the Board upon the expiration of his term at the Company’s 2022 Annual Meeting of Shareholders, was an independent director and, as a member of the Corporate Governance and Nominating Committee, was independent under applicable listing standards and SEC rules. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered any sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.
As part of its review, the Board considered the Company’s business relationships with firms affiliated with Mr. Arkley and Mr. Oneglia, and concluded that those relationships were not material and, therefore, both individuals are independent. A summary of the Board’s analysis follows:
•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant, of which Mr. Arkley has served as the President of Alliant Retail Property and Casualty since March 2022 and served as President of Alliant Specialty Group from April 2017 to March 2022. Consistent with NYSE Listed Company Manual Section 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.
Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listed Company Manual Section 303A.02(b) and determined that none of these factors impacted Mr. Arkley’s independence:
i.whether the director was employed by the Company in the last three years or has an immediate family member who was an executive officer of the Company in the last three years;

ii.whether the director or an immediate family member accepted compensation from the Company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;
iii.whether a) the director is a partner or employee at the Company’s auditor, b) the director has an immediate family member who is a partner of the auditor, or who is an employee of the auditor and works on the Company’s audit, or c) the director or immediate family member was a partner or an employee of the auditor in the last three years and worked on the Company’s audit;
iv.whether the director or an immediate family member is or has been in the last three years an executive officer of another entity where any of the Company’s executive officers served on the other entity’s compensation committee at the same time; and
v.whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has an immediate family member that is an executive officer.
Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.
•For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint venture between Tutor Perini and O&G. The Board determined that the existing joint venture arrangement does not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint venture is formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint venture between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of the joint venture; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangement. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated.
The Board also considered the qualitative and quantitative factors pursuant to NYSE Listed Company Manual Section 303A.02, outlined above with respect to Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence. As a result, the Board concluded that Mr. Oneglia is independent in both fact and appearance.
Mr. Tutor is an executive officer and employee of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, neither of them serves on standing committees reserved for independent directors.
Communications with the Board
The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate.
In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.
CORPORATE GOVERNANCE
Board Leadership
Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the By-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Chairman of the Board of Directors and the Company’s Chief Executive Officer through December 31, 2024, and as Executive Chairman of the Board from January 1, 2025 through December 31, 2026. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with customers, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have produced a record of outstanding project execution and have advantageously positioned the Company for future growth and success through the significant additional infrastructure spending that is anticipated over the coming years.
Mr. Klein is the Vice Chairman of the Board and Lead Independent Director elected as such by unanimous vote of the independent directors. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:
•Chairing any meeting of the non-management directors in executive session;
•Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;
•Serving as a liaison between the Chairman of the Board and the independent directors;
•Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;
•Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and
•Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.
Committees and Meetings of the Board of Directors
During 2022, the Board met four times. During each incumbent director’s term of office in 2022, each director attended at least 75% of the total number of meetings of the Board and the total number of meetings held by each committee on which he or she served during the period in which he or she served as a director. Our non-management directors met in executive session on the same day as each of the four Board meetings in 2022. The members of the Board are encouraged to attend our annual shareholder meetings. All 11 of the directors then serving attended the 2022 Annual Meeting of Shareholders.
Our By-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Board reviews the composition of its standing committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the standing committees of our Board has a written charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each standing committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the standing committees of our Board in the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance and provide copies in print, without charge, to any shareholder requesting a copy.
The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:
•Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity and information technology risk, their potential financial impact on the company and its risk mitigation strategies.

•Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking.
•Corporate Governance and Nominating Committee – Periodically reviews and assesses the adequacy of the Company’s governance structure, including the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.
The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.
Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer and principal accounting officer. Tutor Perini’s Corporate Governance Guidelines and our Code of Business Conduct and Ethics are also available in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; e-mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our executive officers or directors, including our principal executive officer, principal financial officer and principal accounting officer, will be disclosed on our website within four business days following the date of such amendment or waiver.
Nominations for Director
The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The Corporate Governance and Nominating Committee values and considers diversity in skills, experience, gender, ethnicity, age, religion, nationality, disability, sexual orientation and cultural background as important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.
A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2024 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for 2024 Annual Meeting.”
Such shareholder notice shall provide the information and satisfy the other requirements set forth in the By-laws.
Audit Committee
The Audit Committee currently consists of Dale Anne Reiss (Chair), Jigisha Desai, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the NYSE listing standards. Based upon review of their qualifications, the Board has designated Ms. Reiss, Ms. Desai, Mr. Klein, Mr. Lieber and Mr. Oklak as “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members serve on the audit committees of more than two other public companies. The duties of the Audit Committee include, but are not limited to, the following:

•Appointing, compensating, retaining and overseeing the work of the independent auditors;
•Reviewing and evaluating the qualifications, performance and independence of the independent auditors and the lead partner of the independent auditors and presenting the committee’s conclusions to the full Board;
•Meeting with management and the independent auditor, either together or separately, to review and discuss the Company’s annual audited financial statements and quarterly financial statements;
•Reviewing and pre-approving all permissible non-audit services to be performed by the independent auditor, considering whether the performance of such permissible non-audit services is compatible with the auditors’ independence;
•Reviewing and discussing the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls with the independent auditor and management;
•Reviewing and approving all potential transactions with related parties; and

•Establishing and overseeing procedures for handling reports of potential misconduct, including (a) violations of law or the Company’s codes of conduct, or (b) any complaints and the confidential, anonymous submission by employees of the Company of concerns regarding accounting, internal accounting controls, auditing and federal securities law matters.
The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met nineteen times during 2022, with eleven of those meetings held to discuss the property the Company acquired from an entity owned by Mr. Tutor, as further described in Certain Relationships and Related Party Transactions.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee (the “Committee”) oversees the financial reporting process of the Company, on behalf of the Board of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the SEC and the NYSE. The Board has designated Dale Anne Reiss (Chair), Jigisha Desai, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak as the Company’s “audit committee financial experts,” as defined by the rules of the SEC and NYSE, based on a review of their qualifications.
The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.
The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.
In connection with the December 31, 2022 audited consolidated financial statements, the Committee:
•Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;
•Reviewed and discussed with internal audit, management and Deloitte the Company's internal control over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;
•Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;
•Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•Reviewed and considered the written disclosures and the letter regarding the independent auditors’ communications with the Committee concerning independence, which were received from Deloitte, as required by the applicable requirements of the PCAOB, and discussed with Deloitte its independence.
Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2022 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte as the independent auditors of the Company for 2023. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2023 Annual Meeting.
The Audit Committee
Dale Anne Reiss, Chair
Jigisha Desai
Michael R. Klein
Robert C. Lieber
Dennis D. Oklak

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of Peter Arkley (Chair), Jigisha Desai, Raymond R. Oneglia and Dale Anne Reiss. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:
•Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;
•Recommending director nominees for each committee of the Board and nominees for Chair of each committee;
•Evaluating the independence of each director and so advising the Board;
•Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;
•Overseeing evaluations of the Board and each committee, including an annual self-evaluation of activities and performance; and
•Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.
The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee met four times during 2022.
Compensation Committee
The Compensation Committee currently consists of Robert C. Lieber (Chair), Michael F. Horodniceanu and Michael R. Klein. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.
The principal powers and duties of the Compensation Committee as established by the Board are as follows:
•Reviewing and approving the executive compensation programs and policies to assess whether they are consistent with the Company’s goals and objectives;
•Reviewing compensation for non-management directors annually and recommending any changes to the Board;
•Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of the established goals and objectives for such performance, and recommending to the independent directors the CEO’s compensation based on this evaluation for approval;
•Overseeing the evaluation of other executive officers, and reviewing and approving the compensation of such other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•Reviewing, monitoring and approving or making recommendations to the Board, as appropriate, with respect to the adoption, amendment and termination of the incentive compensation and equity-based plans that are subject to Board approval, overseeing the administration and interpretation of such plans and discharging any duties imposed on the Committee by any of such plans;
•Overseeing administration of the Company’s pension plans, including monitoring of investments, approval of Company contributions, and approval of significant changes to the plan documents; and
•Review and discuss with management the Company’s Compensation Discussion and Analysis and related disclosures required by the SEC rules to be included in the Company’s annual report and proxy statement, and recommend to the

Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement.
The Compensation Committee has the authority to retain special consultants to advise the Compensation Committee as it considers necessary. These compensation consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2022. During the year, Meridian assisted the Compensation Committee with, among other things, analyzing and recommending the Company’s peer groups; designing future share-based compensation awards based on annualized stock price growth; and benchmarking the compensation of certain executive officers and non-management directors. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the engagement of Meridian in 2022 did not give rise to any conflicts of interest.
The Compensation Committee met seven times during 2022.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Code of Business Conduct and Ethics for all officers, directors, agents and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Corporate Compliance Officer or the Corporate Vice President of Human Resources, and suspected violations are required to be reported to the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential related party transactions involving executive officers or directors and then advising the Board whether such transactions are appropriate, unless otherwise addressed by the full Board.
The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.
Amended Shareholders Agreement
The Amended Shareholders Agreement provides for the following:
•Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.
•Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Based on Mr. Tutor’s current ownership, he has the right to nominate one person to the Board. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.
•The Tutor Group has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Properties

We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $3.8 million and recognized expense of $4.6 million for the year ended December 31, 2022. On November 4, 2022, the Company purchased property from another entity owned by Mr. Tutor for $4.1 million, which is the amount that Mr. Tutor paid to acquire the property from an unrelated third party shortly before the Company decided that it wanted to own and operate the property. The Company is developing this property into an equipment yard that will replace an existing equipment yard currently leased from an entity owned by Mr. Tutor. In connection with the purchase of the property, the lease agreement related to the existing equipment yard was amended so that when the purchased equipment yard is complete, the Company will terminate its existing lease for the current equipment yard at no incremental cost to the Company (and without having to pay rent for the unused, remaining term of the existing lease, which runs through July 2038). Our participation in these lease agreements and the purchase of the property was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.
O&G Joint Ventures
Mr. Oneglia is Vice Chairman of the Board of Directors of O&G. The Company occasionally forms construction project joint ventures with O&G, in which O&G may provide equipment, goods or services for the projects on customary trade terms. During the year ended December 31, 2022, we had one active joint venture with O&G for projects in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. No payments were made to O&G by the joint venture or the Company for equipment, goods or services during 2022. Our participation in this joint venture was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.
Alliant Insurance Services

Mr. Arkley is President of Alliant Retail Property and Casualty, which we use for various insurance-related services. The associated expense for services provided to the Company for the year ended December 31, 2022 was $11.4 million. As of December 31, 2022, we owed $1.6 million for services rendered. See “Director Independence” for additional information.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
Our Audit Committee has selected Deloitte, an independent registered public accounting firm, as our auditors for the year ending December 31, 2023. Although shareholder approval of the selection of Deloitte is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2023 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte. Deloitte has been our independent registered public accounting firm since 2002. Representatives of Deloitte will be present at the 2023 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.
FEES PAID TO AUDIT FIRM
During the years ended December 31, 2022 and 2021, we retained Deloitte to provide services in the following categories and amounts:

	2022	2021
Audit Fees	$4,503,247	$4,336,459
Audit-Related Fees(1)	72,420	70,135
Tax Fees(2)	228,928	180,346
All Other Fees	—	—
Total Fees	$4,804,595	$4,586,940
____________________________________________________________________________________________________
(1)Audit-related fees were primarily for assurance services that are not required by statute or regulation.
(2)Consists of fees for tax consulting primarily related to qualifications for certain tax benefits.
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.
All of the services related to the above fees were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3: APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION PAID TO TUTOR PERINI’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables of this proxy statement. We currently conduct this advisory vote on an annual basis and, pending review of the results of Proposal 4, expect that we will conduct the next advisory vote following the 2023 Annual Meeting at the 2024 Annual Meeting of Shareholders.
As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business and enhance shareholder value. We have designed an executive compensation program that is largely performance-based, that encourages executives to further the overall business strategy of the Company, and that aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.
The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of, and future decisions regarding, changes and improvements to the Company’s executive compensation program.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:
“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is asking its shareholders to conduct an advisory vote on the frequency of future advisory votes on executive compensation. The proxy card provides for four choices on this proposal and shareholders may vote on whether the advisory vote on executive compensation should be held every one year, every two years, every three years or abstain from voting.

Although the Board and the Compensation Committee recognize the potential benefits of holding less frequent advisory votes on executive compensation (including allowing the Company additional time to effectively evaluate the relationship between executive compensation and long-term Company performance and shareholder return), we recognize that the widely adopted standard is to hold Say on Pay votes annually. The Board and Compensation Committee also acknowledge current shareholder expectations regarding having the opportunity to express their views on the Company’s executive compensation on an annual basis. Additionally, at the 2017 Annual Meeting of Shareholders, the Company held an advisory vote on the frequency of future advisory votes on executive compensation. Our shareholders approved, on an advisory basis, an annual advisory vote on executive compensation, and after consideration of the shareholders’ vote, the Board determined to proceed with an annual advisory vote on executive compensation. In light of investor expectations, prevailing market practice, and our current practice, our Board and the Compensation Committee recommend that the Company continue to hold an advisory vote on executive compensation every year.

The result of this advisory vote is not binding upon the Company and will not be construed as overruling a decision by the Board or the Compensation Committee. However, the Board values the opinions that shareholders express in their votes and in dialogue that the Company has with its shareholders. The Board will consider the outcome of the vote and shareholder feedback when deciding how frequently to conduct future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct Say on Pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to its executive compensation programs.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR EVERY “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS
The following table sets forth certain information about individuals who were executive officers of the Company as of December 31, 2022:

Name	Age	Position
Ronald N. Tutor	82	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	64	Executive Vice President and Chief Financial Officer
Ghassan M. Ariqat	65	Executive Vice President, Building and Specialty Contractors Groups
Wendy A. Hallgren	55	Executive Vice President and General Counsel
Michael F. Smithson	52	Executive Vice President, Civil Group
For a biographical summary of Mr. Tutor, who is also a director, see section entitled “Board of Directors” under Proposal 1.
Gary G. Smalley has served as Executive Vice President and Chief Financial Officer of Tutor Perini Corporation since September 2015. Previously, he held several financial management roles during nearly 24 years with Fluor Corporation (“Fluor”), a multinational engineering and construction firm. With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor's business segments, as Vice President of Internal Audit and in several other financial operations management roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.
Ghassan M. Ariqat has served as Executive Vice President of the Building and Specialty Contractors Groups since September 2022. Mr. Ariqat previously served in several executive positions with Tutor Perini since 2008, most recently as Senior Vice President and Project Executive for the California High-Speed Rail project, one of the Company’s largest civil projects. He originally joined the Company’s predecessor, Tutor-Saliba Corporation, in 1987 and successfully managed numerous projects, including public works buildings, institutional buildings and wastewater treatment plants.
Wendy A. Hallgren has served as Executive Vice President and General Counsel of Tutor Perini Corporation since August 2018. Prior to joining the Company, she was the Chief Compliance Officer at Fluor from June 2004 to June 2018, where she was responsible for developing and implementing Fluor’s comprehensive compliance and ethics program. While at Fluor, she also had responsibilities relating to securities law, including chairing the company’s disclosure committee, enterprise risk management, corporate finance, trade, data privacy, corporate governance, and mergers and acquisitions. Earlier in her career, Ms. Hallgren was an associate with Gibson, Dunn and Crutcher LLP and Hogan & Hartson LLP (now Hogan Lovells). Ms. Hallgren holds a Bachelor of Arts in Government from Georgetown University and a Juris Doctor from the University of Michigan.

Michael F. Smithson has served as Executive Vice President, Civil Group since September 2022. Previously, he served as Executive Vice President of Tutor Perini’s Building and Specialty Contractors groups from May 2021 through September 2022. Prior to that, Mr. Smithson was a Senior Vice President at Skanska USA, a construction and development company, from June 2012 to May 2021, where he was responsible for Skanska’s heavy civil projects located within Los Angeles County and its underground heavy civil projects in the western United States. Prior to Skanska USA, he worked for Kenny Construction, a tunneling company in Chicago, from June 2005 to June 2012. Mr. Smithson holds a Bachelor of Science in Geologic Engineering from Purdue University and a Master of Science in Civil Engineering from the University of Illinois at Urbana-Champaign.

Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

This section discusses executive compensation for 2022 for our NEOs: Ronald N. Tutor, Gary G. Smalley, Ghassan M. Ariqat, James A. Frost, Wendy A. Hallgren and Michael F. Smithson. While Mr. Frost was no longer serving as an executive officer as of December 31, 2022, he is included as an NEO because, other than the Chief Executive Officer and Chief Financial Officer, his total compensation would have made him one of the three most highly compensated individuals had he been serving as an executive officer at year-end.

Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn incentive awards if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing long-term shareholder value. The following discussion covers our executive compensation practices and the unique factors that play into these practices. We discuss the outcome of the 2022 advisory vote on our executive compensation, our shareholder communication efforts and the progress and improvements we have made on governance and executive compensation over the past several years. Finally, we discuss the process the Compensation Committee followed in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2022.
EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – We provide the majority of our NEOs’ compensation in the form of performance-based compensation, payment of which is generally tied to our financial performance. We utilize ambitious, but achievable, performance targets to provide our executives strong incentives to meet and exceed our financial performance objectives and maximize long-term shareholder value. As a result, if achieved performance exceeds target performance goals, our NEOs’ incentive payouts may significantly exceed target payout levels. Conversely, if achieved performance does not at least meet target performance goals, our NEOs’ incentive payouts may be significantly less than target payout levels (including no payout if threshold performance goals are not met). See section entitled “Compensation Philosophy and Objectives” for further details.

Ongoing Shareholder Communication Program – We maintain an open dialogue with our institutional shareholders to understand their views about our executive compensation program and to communicate the Company’s perspective on our compensation program. See section entitled “Shareholder Communication Program” for further details.

Benchmarking – We benchmark NEO compensation against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting executive compensation.

Double-Trigger Vesting Acceleration of Equity Awards in Connection with a Change-in-Control – We have implemented double-trigger vesting of equity awards in connection with a change-in-control. This means that no outstanding equity awards vest solely in connection with a change-in-control. Instead, outstanding equity awards provide that they will vest upon an executive’s involuntary termination (without cause) or resignation for good reason that occurs within a specified period following the date of a change-in-control.

Stock Ownership Policy – We maintain a stock ownership policy under which the Chief Executive Officer is expected to hold stock valued at six times his base salary and the executive officers that report to the Chief Executive Officer are expected to hold stock valued at three times their base salary, to be met within five years of appointment. In addition, each of the Company’s non-management directors is expected to hold stock valued at five times the director’s annual cash retainer, within five years from the date of the director’s election to the Board. Shares owned directly or indirectly, the value of vested and unvested stock options and unvested restricted stock units (“RSUs”) are counted toward the guidelines. As of March 20, 2023, all NEOs and non-management directors were in compliance with these policies.

Stock Retention Policy – We maintain a stock retention policy under which our NEOs and certain other executives designated by the Compensation Committee are required to maintain beneficial ownership of at least 75% of net shares acquired through grants of equity-based compensation until they are no longer with the Company. As of March 20, 2023, all NEOs and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – We maintain a clawback policy under which the Company may recoup previously paid short- and long-term incentive awards that are based on financial statements that are later subject to restatement, in specific circumstances. We intend to adopt a clawback policy consistent with the requirements of Exchange Act Rule 10D-1 and applicable NYSE listing standards upon or prior to the effectiveness of such rules.

Mitigation of Undue Risk – Our compensation program is designed to discourage undue risk-taking by our NEOs, including caps on the maximum level of incentive payouts, stock ownership and retention policies, and a clawback policy. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Compensation Consultant – The Compensation Committee works on an as-needed basis with an independent compensation consultant on director and executive compensation-related matters. This consultant reports directly to the Compensation Committee and provides no other services to the Company.

WHAT WE DON’T DO:

No Dividends Paid on Unvested Equity Awards – We do not pay dividends or dividend equivalents on any unvested equity awards (for both time-based and performance-based awards).

No Change-In-Control Excise Tax Gross-Ups – We have no agreements or plans in place that would provide Section 280G excise tax gross-ups to any NEO, and we will not enter into any new agreements or plans that would provide such gross-ups.

No Repricing of Underwater Stock Options (without Shareholder Approval) – We will not reduce the exercise price of outstanding options or stock appreciation rights or cancel underwater options or stock appreciation rights in exchange for cash or another award without shareholder approval.

No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock – We prohibit all insiders (e.g., non-employee directors, executive officers and other identified employees) from engaging in hedging transactions in the Company’s securities.

2022 Advisory Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, less than a majority of the votes cast supported the executive compensation of our NEOs. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and related governance policies. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we also believe the significant steps we have taken over the past several years have been responsive to many of the concerns regarding executive compensation that have been expressed by our shareholders. Further details are discussed below.
Shareholder Communication Program
Since 2012, we have conducted an active and ongoing shareholder communication program to maintain an open dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Our shareholder communication program is also intended to educate our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our shareholder communication program has included productive discussions regarding certain policy changes the Company has implemented in response to shareholder concerns.
Topics discussed with shareholders in the past several years have included the level of CEO compensation, our compensation disclosures, equity award vesting periods, performance-based vesting metrics and criteria, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of our shareholder communication team have included our Chief Financial Officer, our Vice President of Investor Relations and, occasionally, the Chair of our Compensation Committee. We intend to continue our shareholder communication program in the future to facilitate shareholder discussions regarding the Company’s compensation philosophy and program.
Actions Taken Based on Shareholder and Proxy Advisor Feedback
The following table summarizes various concerns that have been expressed by shareholders over the past several years and how we have addressed those concerns:

Concern		How We Have Been Responsive
1.	Level of total CEO compensation
Our proxy statements include disclosures regarding Mr. Tutor’s significant value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see section entitled “Unique Factors Play into our Executive Compensation Decisions and Practices”) to help explain his level of compensation. Based on Mr. Tutor’s performance and value to the Company, the Compensation Committee believes that Mr. Tutor’s total compensation and compensation mix are appropriate and competitive with market practice.
A significant portion of Mr. Tutor’s compensation is tied to Company performance. From 2020 through 2022, Mr. Tutor forfeited a total of approximately $5.6 million of unearned bonus and equity incentives (see section entitled “Forfeitures of Unearned Performance-Based Awards”). In addition, Mr. Tutor’s total aggregate realized compensation for the last three years (see section entitled “Total Realized Compensation”) was $17.0 million less than his total aggregate compensation as required to be reported in the proxy on the Summary Compensation Table.

2.	Previous inclusion of private companies and U.S. subsidiaries of foreign parents in peer group	The Company eliminated the inclusion of private companies and U.S. subsidiaries of foreign parents in our compensation peer groups. The Company’s peer groups only include publicly traded companies within the engineering and construction industry.
3.	Lack of diversity in short-term incentive compensation performance metrics	The Company increased the number and type of performance metrics used in the annual incentive compensation program. The Compensation Committee has tied payouts under the annual incentive compensation program to: (i) operating cash flow; (ii) pre-tax income; (iii) safety; and (iv) individual performance. The operating cash flow metric, in particular, has had a positive incentivizing effect that has helped the Company achieve strong operating cash flow results that exceeded budgeted consolidated net income in four of the six years since this metric was implemented (in 2017, 2019, 2020 and 2022), and record operating cash flow in 2017, 2020 and 2022.

To further emphasize the importance of operating cash flow as a key catalyst for significantly improved shareholder value, for 2022, the Compensation Committee approved weighting operating cash flow at 50% (up from 30%) and pre-tax income at 30% (down from 50%) (with safety and individual performance unchanged at a 10% weighting each).

Concern		How We Have Been Responsive
4.	Lack of relative metrics in long‑term incentive compensation program	The Company added a relative performance metric to performance-based long-term incentive awards. All performance-based long-term incentive awards granted from 2017 to 2020 included a relative total shareholder return (“TSR”) performance metric, and at least half of the performance-based awards in 2021 and 2022 included a relative TSR performance metric (excluding performance-based long-term incentive awards granted to Mr. Frost in November 2022 tailored specifically to his new role with the Company during which he is no longer serving as an executive officer).

5.	Short (one-year) performance periods for most long-term incentive compensation awards	The Company eliminated the use of one-year performance periods for long-term incentive compensation awards, except in limited circumstances that are subject to approval by the Compensation Committee.
6.	Need for a minimum vesting period for equity awards	The Company has implemented an Incentive Compensation Plan that requires vesting periods of greater than one year for performance-based equity awards and at least three years for time‑based restricted stock and RSU awards for NEOs that applies to 95% of shares reserved under the plan.

7.	Share pledging	The Company has a policy that limits any share pledging by NEOs and non-management directors to no more than 30% of the shares owned by the pledgor. Mr. Frost currently has 94,500 shares pledged as collateral for a loan, which is in compliance with the 30% policy limit. Aside from Mr. Frost, no other NEO or director currently has any pledged shares.
ESTABLISHING EXECUTIVE COMPENSATION
Compensation Philosophy and Objectives
Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•Link executive compensation to the execution of our business strategy. The Company’s executive compensation program incentivizes and rewards progress toward the achievement of strategic business goals, including growing backlog and revenue, profitable project execution, and generating strong operating cash from ongoing and future projects and the successful resolution of claims and unapproved change orders. The Company already has more than $3 billion of significant new awards pending in 2023, as well as a substantial volume of large prospective project opportunities that are expected to be bid and awarded over the next two years, which is expected to result in significant backlog growth and increased earnings in 2023. In addition, the Company generated record operating cash in 2022 and expects continued strong cash generation in 2023 and beyond. With continued strong execution on projects in backlog and improved financial performance, key employees can earn higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.
•Provide compensation that is highly competitive. The Company’s executive compensation program provides a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. Generally, for each NEO, we set total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) that is in or near the upper quartile relative to our compensation peer group. In addition, we may set an NEO’s total target compensation at the top end of our compensation peer group to appropriately reflect an NEO’s extraordinary performance and value to the Company.

There is a strong need to provide highly competitive pay packages for top executives, as competition remains fierce for such talent. The Company and its industry remain at a critical point for attracting and retaining top executives. There is substantial pent-up demand following decades of underinvestment in infrastructure, and given the expected further increase in demand brought about by the Bipartisan Infrastructure Law enacted in 2021, we anticipate an extraordinary period of industry growth and increase in talent need driven by large, complex civil projects over the next decade. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective new executives.

•Link a significant portion of pay to performance-based outcomes. The Company’s executive compensation program links a significant portion of each NEO’s compensation to performance-based outcomes. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to pre-determined performance targets. As a result, our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. As detailed below in the section entitled “Elements of Compensation,” the majority of the aggregate total target compensation of our NEOs for 2022 was performance-based, or at risk, and approximately 61% of our Chief Executive Officer’s 2022 total target compensation was performance-based.
•Align the interests of NEOs with those of our shareholders. The Company’s executive compensation program aligns the interests of our NEOs with those of our shareholders. We achieve this alignment through several means, including (i) granting long-term equity-based compensation that fluctuates in value with share price appreciation and depreciation, (ii) requiring our NEOs to maintain a meaningful level of stock ownership and (iii) requiring our NEOs to retain beneficial ownership of at least 75% of net shares acquired under their equity awards until they are no longer with the Company.
The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Compensation Committee has made significant improvements to our executive compensation program over the last several years in response to shareholder feedback and the Company has also worked with the Board to effect certain governance improvements.

Pay Mix
We do not target a specific mix of pay for our NEOs. We set base salary, annual incentive and long-term incentive compensation opportunities, and target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. For 2022, all of our NEOs’ short-term incentive compensation was performance-based, and more than half of our aggregate long-term incentive compensation to our NEOs in 2022, as well as over the past five years, has been performance-based. The significant percentage of total pay mix that is focused on performance-based compensation helps to align the interests of our executive officers with those of our shareholders.
Unique Factors Play into our Executive Compensation Decisions and Practices
Since the 2008 merger of Tutor-Saliba and Perini, which created Tutor Perini, our CEO, Mr. Tutor, has been a key driving force—both strategically and operationally—behind the Company’s evolution into a strong, vertically integrated and broader geographic player in the market. Mr. Tutor led the transformation of the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with more than half of its backlog comprised of higher-margin civil projects.
Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services.

Amid strong public support for infrastructure spending, many state and local jurisdictions, as well as the federal government, have enacted significant funding programs aimed at addressing long-term infrastructure needs. The largest of these funding programs is the $1.2 trillion Bipartisan Infrastructure Law, of which funding allocations have already commenced and are expected to increase over the next several years. As a result, despite negative impacts from the COVID-19 pandemic that caused delays in various project bids and awards, we are now seeing an increased level of bidding activity in the near future for large civil projects and an even greater level of demand for our services over the next several years. Consequently, we believe that the significant volume of higher-margin civil projects, both in our current backlog and in prospective projects yet to be bid and awarded to us, will drive strong earnings, profit margins and cash flows over the coming years.
The Company’s unique history (in particular the private company legacy of Tutor-Saliba, a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades) and evolution since the merger have had a substantial impact on the Company’s executive compensation practices. Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and expected additional large civil project opportunities.
Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an in-depth knowledge and involvement in many operational activities, from project selection and bid preparation to day-to-day customer relationship management and oversight of many of the Company’s largest, most complex projects. He also plays an instrumental role in navigating and negotiating the resolution of litigation and other disputes. Mr. Tutor’s level of direct involvement in all of these functions is unique among CEOs in our industry. All of the above factors were considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.
Our Board and executive management have found through succession planning activities that overall executive compensation levels at privately held competitors tend to be higher when compared to compensation levels at our publicly traded peers. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public industry peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba.
Use of Peer Groups
The Compensation Committee annually establishes and approves a compensation benchmarking peer group and a relative TSR peer group, each of which are described below.

•Compensation Benchmarking Peer Group. Each year, the Compensation Committee assesses the competitiveness of each NEO’s total target compensation and each component of compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation) against a peer group of companies. For 2022 benchmarking, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2022 Compensation Benchmarking Peer Group”):

2022 Compensation Benchmarking Peer Group
AECOM	Jacobs Solutions, Inc. (formerly Jacobs Engineering Group, Inc.)
APi Group Corporation	KBR, Inc.
Comfort Systems USA, Inc.	MasTec, Inc.
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Primoris Services Corp.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.
Infrastructure and Energy Alternatives, Inc. (1)
__________________________________________________________________________________________________
(1) Infrastructure and Energy Alternatives, Inc. was acquired by MasTec, Inc. in October 2022.

•Relative TSR Peer Group. In 2022, the Company granted our CEO performance-based equity awards that are earned and paid based on the Company’s TSR relative to a peer group of companies. For this purpose, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2022 Relative TSR Peer Group”):

2022 Relative TSR Peer Group
AECOM	Jacobs Solutions, Inc. (formerly Jacobs Engineering Group, Inc.)
Arcosa, Inc.	MasTec, Inc.
Comfort Systems USA, Inc.	Matrix Service Company
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Quanta Services, Inc.
Fluor Corporation	Valmont Industries, Inc.
Granite Construction, Inc.

The Compensation Committee believes that these 2022 peer groups represent industry-focused groups of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that these peer groups provide a better representation of the competition that influences the Company’s compensation decisions, as compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.

In addition to compensation market data derived from the 2022 Compensation Benchmarking Peer Group, the Compensation Committee considered other factors when evaluating NEO compensation, including individual and corporate performance, and the inherent value to the Company that each NEO brings in performing his/her roles and responsibilities.

Elements of Compensation
The primary elements of compensation provided to each NEO are base salary, annual incentive compensation and long-term incentives, each of which is discussed below.
Base Salary
Base salary is a fixed component of our NEOs’ total target compensation. We provide base salaries that are highly competitive to retain our NEOs and to compensate them for their service to the Company. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the Compensation Benchmarking Peer Group, individual and corporate performance, and the inherent value to the Company of each NEO’s roles and responsibilities.

In connection with Mr. Smithson’s appointment as Executive Vice President, Civil Group effective September 30, 2022, the Compensation Committee approved a base salary increase from $800,000 to $900,000 effective November 1, 2022. Mr. Ariqat also received an increase to his base salary from $500,000 to $700,000 effective September 1, 2022 in connection with his promotion to Executive Vice President, Building and Specialty Contractors Groups. None of our other NEOs received a base salary increase during 2022.
Annual Incentive Compensation
The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, generally 40% to 65% of their target annual cash compensation (base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee.

2022 Performance Metrics
For the 2022 annual incentive compensation program, the Compensation Committee approved the following four performance metrics (with respective weightings indicated): operating cash flow (50%); pre-tax income (30%); safety (10%); and individual performance (10%). These metrics were chosen because:
•operating cash flow is a critical financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation;

•pre-tax income is tracked closely at the project level and is useful for measuring profitability across the Company’s projects and business units;
•implementation of a safety metric is aligned with the Company’s goal to promote workplace safety and reduce insurance-related costs; and
•an individual performance metric provides the Compensation Committee with latitude to appropriately reward each NEO based on their specific contributions to the Company’s operating and strategic performance.
Overall, the Company and the Compensation Committee believe that a focus on maximizing these metrics promotes shareholder value creation over the long term and helps us achieve our business plan objectives.

2022 Annual Incentive Target Opportunity and Payout Range

Mr. Tutor’s employment agreement provides for an annual cash bonus target of 175% of base salary for the remainder of his employment as CEO through 2024, with annual decreases to 135% (for 2025) and 100% (for 2026) during his employment as Executive Chairman. Any earned bonuses are payable only if performance criteria to be established by the Compensation Committee, with the approval of the independent members of the Board, are met.
For 2022, the Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual incentive for each metric was only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period.
The following table presents the 2022 threshold, target and maximum performance goals for each performance metric.

	2022 Performance Ranges
(dollars in thousands)	Threshold	Target	Maximum
Operating cash flow	$83,621	$104,526	$125,431
Pre-tax income	108,598	135,748	162,898
Safety(1)	3.24	2.70	2.16
Individual performance(2)	n.a.	n.a.	n.a.
____________________________________________________________________________________________________
(1)The target metric for safety was the OSHA Recordable Incident Rate.
(2)Individual performance is a discretionary metric that considered factors such as the NEO’s contribution to overall Company performance, cultural and operational improvements, and talent development and succession planning.
The following table presents the 2022 threshold, target and maximum incentive compensation opportunities and the payouts associated with each level of achievement. Mr. Smithson joined the Company on May 23, 2021, and pursuant to the terms of his employment agreement, received a guaranteed annual bonus payment covering the period through May 23, 2022 and, therefore, was not eligible for incentive compensation in 2021. He was eligible to participate in the 2022 annual incentive program, with a pro-rated bonus opportunity for the period from May 23, 2022 through December 31, 2022. Mr. Ariqat, who was appointed as an executive officer effective on September 30, 2022, received a guaranteed annual bonus payment covering the twelve-month period from September 1, 2022 through September 1, 2023 and, therefore, was not eligible for an annual incentive compensation payout in 2022 and is not included in the below table.

	2022 Annual Incentive Compensation Payout Opportunities(1)
	Threshold	Target	Maximum
	Payout	Payout	Payout
Ronald N. Tutor	$1,710,000	$3,325,000	$6,650,000
Gary G. Smalley	$720,000	$1,000,000	$1,500,000
James A. Frost	$720,000	$1,000,000	$1,500,000
Wendy A. Hallgren	$486,000	$675,000	$1,012,500
Michael F. Smithson(2)	$300,032	$416,712	$625,068
___________________________________________________________________________________________________
(1)Payouts for the achievement of performance metrics are weighted based on the following: operating cash flow at 50%, pre-tax income at 30%, safety at 10% and individual performance at 10%.

(2)The above payout ranges for Mr. Smithson reflect the prorated period from May 23, 2022 through December 31, 2022 subsequent to the portion of 2022 covered by his guaranteed annual bonus.
2022 Annual Incentive Target Opportunity and Payout Range

The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2022. These annual incentives were earned in 2022 and paid in March 2023.

			2022 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)		Ronald N. Tutor	Gary G. Smalley	James A. Frost	Wendy A. Hallgren	Michael F. Smithson(2)
Operating cash flow	$206,971	198.0%	$3,325,000	$750,000	$750,000	$506,250	$312,534
Pre-tax income (loss)	$(267,670)	—%	—	—	—	—	—
Safety	1.14	157.8%	665,000	150,000	150,000	101,250	62,507
Individual performance(1)	Discretionary	—%	—	—	—	—	—
Total Payout			$3,990,000	$900,000	$900,000	$607,500	$375,041
___________________________________________________________________________________________________
(1)There was no payout for the individual performance metric for the NEOs.
(2)The above payouts for Mr. Smithson reflect the prorated period from May 23, 2022 through December 31, 2022 subsequent to the period covered by his guaranteed annual bonus.
Long-Term Incentives
Awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity awards to certain key executives based upon the Company’s strategic goals, the executive’s performance and retention considerations.
Equity-based awards granted in 2022 included time-based RSUs, cash-settled performance stock units (“CPSUs”) and deferred cash awards (“DCAs”). RSUs automatically convert to shares of the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the value of the Company’s common stock on the vesting date. DCAs are time-based awards paid in cash based on the value of the Company’s common stock on the vesting date. In the past, the Company has also granted stock options which give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined exercise price, which must equal or exceed the fair value of the Company’s common stock on the award date.
2022 Time-Based Equity Awards Granted
In 2022, the Compensation Committee approved the grants of time-based RSUs and DCAs as listed in the below table. The time-based equity awards will vest as described below subject to continued employment through the vesting date.

Named Executive Officer	Type	Grant Date	Vesting Date	Number of Units
Ronald N. Tutor	RSU	03/09/2022	(1)	315,769
James A. Frost	DCA	11/2/2022	3/31/2024	100,000
___________________________________________________________________________________________________
(1)The RSUs will vest ratably over three years in one-third annual installments on each anniversary of the grant date.

2022 Performance-Based Equity Awards Granted

In 2022, the Compensation Committee approved the grants of performance-based CPSUs as listed in the below table. Mr. Tutor received CPSUs that vest based on the Company’s relative TSR over a three-year performance period as compared to the Company’s 2022 Relative TSR Peer Group, as well as CPSUs that vest based on the year-over-year growth in the Company’s pre-tax income averaged over the three-year performance period. The average annual growth in pre-tax income is measured from the Company’s actual 2021 pre-tax income of $159.8 million. Mr. Frost also received CPSUs which vest based on the satisfaction of performance criteria related to the settlement and resolution of certain project disputes. Mr. Smalley, Mr. Ariqat, Ms. Hallgren and Mr. Smithson did not receive any performance-based equity awards during 2022.

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Grant Date	Metric	Achievement Level	Award Payout	Achievement Level	Award Payout	Achievement Level	Award Payout
Ronald N. Tutor	CPSU	3/9/2022	3-Year Relative Total Shareholder Return	25th percentile	78,942	50th percentile	157,884	90th percentile	394,710
Ronald N. Tutor	CPSU	3/9/2022	3-Year Average Growth in Pre-Tax Income	5 percent average annual growth	78,942	8 percent average annual growth	157,884	12 percent average annual growth	315,768
James A. Frost	CPSU	11/2/2022	Settlement and collection of certain project disputes through March 31, 2024	Collections, as defined, of $262 million	50,000	Collections, as defined, of $316.7 million	100,000	Collections, as defined, of $316.7 million	100,000
2022 Performance-Based Equity Award Vesting Results and Payouts
In accordance with our pay-for-performance philosophy, prior year performance-based equity grants were forfeited or paid out below-target for our NEOs. The following table describes the results and payouts of performance-based equity awards granted in prior years with vesting dates in 2022.

Named Executive Officer	Type	Vesting Date	Metric(1)	Target Award	Actual Achievement Level	Percent Payout (as a % of Target)	Award Payout
Gary G. Smalley	RSU	11/15/2022	3-Year Relative Total Shareholder Return	42,500	< 30th percentile	0%	—
Gary G. Smalley	SO	11/15/2022	3-Year Relative Total Shareholder Return	42,500	< 30th percentile	0%	—
____________________________________________________________________________________________________
(1)Based on the Company’s relative TSR over the applicable performance period as compared to the Company’s compensation peer group in use at the grant date.
Perquisites
We provide certain perquisites to our executives because of the demand on time and travel, as well as productivity considerations, required in their leadership and management of multiple business units across dispersed geographic locations. The perquisites afforded to our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. The Company also pays annual insurance premiums for Mr. Tutor’s life insurance policy, which includes coverage through April 2031. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per the terms of their employment agreements.
New Hire Awards
Pursuant to the terms of his employment agreement, Mr. Smithson received a cash signing bonus of $250,000 on May 23, 2022, the first anniversary of his employment date. Mr. Smithson was also provided a guaranteed bonus of $600,000 for his first twelve months of employment, for which the pro-rata portion of $364,932 relating to 2021 was paid in March 2022. The remaining balance of $235,068 was paid in March 2023. Mr. Smithson also received a deferred cash bonus payment of $200,000 on May 23, 2022, the first anniversary of his employment date. He will also receive an additional deferred cash bonus of $200,000 on each of the second and third anniversaries of his employment date (for a total potential deferred cash bonus of $600,000), contingent upon his continued employment with the Company through each applicable anniversary date.

Promotion and Performance Bonus Awards
Mr. Ariqat, who was appointed as Executive Vice President of the Building and Specialty Contractor Groups effective September 30, 2022, received certain bonuses in 2022 related to his previous position with the Company covering the period from January 1, 2022 through August 31, 2022. These included $249,519 for the pro-rata portion of his annual performance bonus and a $500,000 special bonus for exemplary project management. Pursuant to his employment agreement entered into in connection with his appointment as Executive Vice President of the Building and Specialty Contractor Groups and as discussed above, Mr. Ariqat received a guaranteed bonus of $700,000 for the twelve-month period starting September 1, 2022, for which the pro-rata portion of $233,333 relating to 2022 was paid in March 2023. The remaining balance of $466,667 will be paid on September 1, 2023. Mr. Ariqat will also receive $300,000 of annual incentive compensation, which will vest in equal installments on April 1, 2023, 2024 and 2025, contingent upon his continued employment with the Company through each applicable vesting date.
Risk Assessment

Each year, management and the Compensation Committee review our employee compensation policies, including the annual incentive compensation we provide to our NEOs in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our compensation programs are designed to appropriately align compensation with our business strategy and do not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy, appropriately identified peer groups, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.
Role of the Compensation Committee and Management in Setting NEO Compensation
To execute the executive compensation strategy, the Compensation Committee works with management and Meridian to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. The CEO reviews performance of the executive officers and, based on his assessment, makes recommendations to the Compensation Committee for consideration and approval of their base salary levels and the metrics and targets for both annual incentive compensation and long-term incentive equity awards (if any).
The Compensation Committee also reviews the CEO’s performance and, based on its assessment of his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives regular independent advice and recommendations on executive compensation matters from Meridian.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for any awards granted at that time to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation paid for all executive officers, other than the CEO. For the CEO, the Compensation Committee recommends, and the independent members of the Board subsequently approve, his incentive compensation payout. The Compensation Committee may approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.
Anti-Hedging Policy
Under our Insider Trading Policy, no insider may sell any securities of the Company that are not owned by such individual at the time of the sale. Furthermore, no insider may buy, sell, or enter into puts, calls, zero-cost dollars, forward sales contracts, other derivative securities, or other hedging or monetization transactions of the Company at any time. Executive officers, non-management directors and certain key employees are included as insiders under this policy. The Company does not maintain a policy that broadly prohibits all employees from engaging in hedging transactions.

FORFEITURES OF UNEARNED PERFORMANCE-BASED AWARDS
The Company’s pay-for performance philosophy is reflected in our annual and long-term incentive programs under which payout levels are directly aligned with achieved performance against predetermined metrics.

For performance years 2021 and 2022, our annual incentive program paid our NEOs less than their respective target payout amounts because achieved performance in those years was below target performance goals set for certain annual performance metrics.

For the performance cycles ending in 2020, 2021 and 2022, respectively, Mr. Tutor, Mr. Smalley and Mr. Frost each forfeited a portion of their long-term performance-based equity incentive compensation because the Company achieved performance in those years that was below applicable target performance goals. Despite the later forfeiture of performance-based equity incentive awards, these awards are still reported in the Company’s Summary Compensation Table (“SCT”) in the year of grant at their grant date fair value. Mr. Tutor did not receive any equity award with a performance-cycle ending in 2022, Mr. Frost did not receive any equity award with a performance-cycle ending in 2020 or 2022 and Ms. Hallgren did not receive any equity award with a performance-cycle ending in 2020, 2021 or 2022.

The table below summarizes the dollar value of target annual incentive awards and target long-term performance-based equity incentive compensation that has been forfeited over the past three years. Mr. Smithson joined the Company on May 23, 2021 and did not have any performance-based awards that vested prior to 2022. Mr. Ariqat is also not shown in the table below as he became an executive officer of the Company on September 30, 2022, and did not have any performance-based awards that vested during or prior to 2022.

	Forfeitures of Unearned Performance-Based Awards
	Annual Incentive(1)	Long-Term Equity Incentive(2)	Total
Ronald N. Tutor
2022	$1,330,000	$—	$1,330,000
2021	1,123,834	1,340,100	2,463,934
2020	—	1,847,193	1,847,193
Total Forfeited	$2,453,834	$3,187,293	$5,641,127

Gary G. Smalley
2022	$400,000	$1,230,299	$1,630,299
2021	330,273	1,093,595	1,423,868
2020	—	4,084,925	4,084,925
Total Forfeited	$730,273	$6,408,819	$7,139,092

James A. Frost
2022	$400,000	$—	$400,000
2021	385,273	1,028,452	1,413,725
2020	—	—	—
Total Forfeited	$785,273	$1,028,452	$1,813,725

Wendy A. Hallgren
2022	$270,000	$—	$270,000
2021	222,934	—	222,934
2020	—	—	—
Total Forfeited	$492,934	$—	$492,934

Michael F. Smithson
2022	$166,684	$—	$166,684
2021	—	—	—
Total Forfeited	$166,684	$—	$166,684
___________________________________________________________________________________________________
(1)Represents the unearned portion of target compensation for each performance metric.
(2)Represents the grant date fair value of the unearned portion of long-term performance-based equity incentive awards.

CEO TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES
Most of our NEOs’ total realized compensation over the past three years (see section entitled Total Realized Compensation for a description of the elements included in realized compensation) was significantly lower than their reported compensation in the SCT. For 2022, Mr. Tutor’s total realized compensation was $8.9 million less than his total compensation reported in the SCT. This was primarily due to timing differences (grant dates versus payout dates) associated with certain equity awards.

Mr. Tutor’s aggregate total realized compensation from 2020 through 2022 was $17.0 million less than the aggregate total compensation reported in the SCT for the same three-year period. This was primarily due to forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

The following charts compare Mr. Tutor’s total realized compensation and total compensation reported in the SCT for 2022, as well as on an aggregate basis for the period from 2020 to 2022.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2023 proxy statement for filing with the SEC.
The Compensation Committee
Robert C. Lieber, Chair
Michael F. Horodniceanu
Michael R. Klein

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2022, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)(7)
Ronald N. Tutor Chairman and CEO	2022	1,900,000	—	8,025,255	—	3,990,000	—	961,896	14,877,151
	2021	1,837,502	—	9,557,395	—	2,472,239	—	941,784	14,808,920
	2020	1,750,000	—	1,044,450	295,650	4,512,323	—	553,626	8,156,049
Gary G. Smalley Executive Vice President and CFO	2022	1,000,000	—	—	—	900,000	—	69,616	1,969,616
	2021	979,167	—	3,754,841	—	732,227	—	65,470	5,531,705
	2020	953,439	250,000	1,913,485	969,954	1,325,503	—	74,250	5,486,631
Ghassan M. Ariqat Executive Vice President, Building and Specialty Contractors Groups	2022	575,641	982,852	—	—	—	—	29,842	1,588,335

James A. Frost Former President and COO	2022	1,000,000	—	1,398,000	—	900,000	—	190,236	3,488,236
	2021	1,000,000	—	2,118,987	1,520,845	664,727	—	214,479	5,519,038
	2020	1,000,000	—	—	—	1,359,490	—	171,527	2,531,017
Wendy A. Hallgren Executive Vice President and General Counsel	2022	900,000	—	—	—	607,500	—	35,238	1,542,738
	2021	816,667	—	647,433	—	494,253	—	34,202	1,992,555
	2020	735,312	—	—	—	815,694	—	30,763	1,581,769
Michael F. Smithson Executive Vice President, Civil Group	2022	816,667	685,068	—	—	375,041	—	24,584	1,901,360
	2021	484,847	614,932	1,548,000	—	—	—	15,232	2,663,011
___________________________________________________________________________________________________
(1)Mr. Ariqat’s base salary was increased from $500,000 to $700,000 when he was appointed as Executive Vice President of the Building and Specialty Contractor Groups on September 30, 2022. The Compensation Committee approved a salary increase for Mr. Smithson from $800,000 to $900,000 effective November 1, 2022.
(2)The amounts in column (d) represent the following: for Mr. Smalley, a special recognition bonus of $250,000 in 2020 for his outstanding leadership and contributions to the refinancing of the Company’s debt; for Mr. Ariqat, the pro-rata portion of his annual performance bonus of $249,519 related to his previous position with the Company covering the period from January 1, 2022 through August 31, 2022, a $500,000 special performance bonus for exemplary project management related to his previous position with the Company, and the pro-rata portion of a guaranteed bonus payment of $233,333 covering the period from September 1, 2022 through December 31, 2022; and for Mr. Smithson, the payment of a $250,000 signing bonus in 2021 as a result of his joining the Company, the pro-rata portion of a guaranteed bonus payment of $364,932 (75% of his salary for his first year of employment) in 2021, the remaining pro-rata portion of his guaranteed bonus payment of $235,068 in 2022 (paid in March 2023), as well as the payment of aggregate bonuses of $450,000 on the first anniversary of his employment on May 23, 2022, consisting of a $250,000 signing bonus and a $200,000 deferred cash bonus. Annual incentive payments appear in column (g).
(3)The amounts in column (e) represent the aggregate grant date fair value of time-based RSUs, CPSUs and DCAs granted in each year. The fair value amounts are calculated in accordance with Financial Accounting Standards Board Codification 718, Stock Compensation (“ASC 718”). The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2023. For the performance-based awards granted in 2022, the grant date fair values assuming the highest level of performance is achieved for all performance metrics would be $7,481,333 for Mr. Tutor and $699,000 for Mr. Frost.
(4)The amounts in column (f) represent the aggregate grant date fair value of time-based and performance-based stock options granted in each year. The fair value of these awards is calculated in accordance with ASC 718. The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2023. The performance-based awards are included in the table at the maximum aggregate grant date fair value of each award and may ultimately not be earned at such level.

(5)The amounts in column (g) represent amounts earned as annual incentive compensation for each year and are paid early in the following year. The performance targets and achievements for 2022 are further discussed in the CD&A under the section entitled “Annual Incentive Compensation.”
(6)The amounts in column (i) are detailed in the separate “All Other Compensation” table below.
(7)The amounts in column (j) represent the total of columns (c) through (i).
All Other Compensation
The following table details the components of the “All Other Compensation” column for 2022 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)
Name	Company Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Perquisites ($)(3)	Total All Other Compensation ($)(4)
Ronald N. Tutor	—	368,176	593,720	961,896
Gary G. Smalley	6,150	21,544	41,922	69,616
Ghassan M. Ariqat	6,150	—	23,692	29,842
James A. Frost	6,150	75,468	108,618	190,236
Wendy A. Hallgren	6,150	923	28,165	35,238
Michael F. Smithson	6,150	—	18,434	24,584
___________________________________________________________________________________________________
(1)The amounts in column (b) represent amounts contributed by the Company into 401(k) plan accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $6,150 per employee in 2022.
(2)The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits provided to the NEOs. The total for Mr. Tutor includes $560,728 related to the personal use of the Company aircraft and $32,992 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). The total for Mr. Smalley relates to vehicle usage. The total for Mr. Frost includes $93,281 related to the personal use of the Company aircraft and the remainder was for vehicle usage. The total for Ms. Hallgren includes $27,821 related to vehicle usage. The totals for Mr. Smithson and Mr. Ariqat relate to vehicle usage. The incremental cost of personal use of corporate aircraft is calculated based on the variable operating costs to the Company of any personal flights. The applicable executive bears all personal tax liabilities for such personal flights.
(4)The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation
The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding SCT and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:
•The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to achieve performance targets. This is in contrast to the SCT, which includes equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. The Company believes that the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.
•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though the actual bonus payouts occur months later and in the following year.
•The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its grant date fair value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets and stock price at time of settlement. Since the Company does not typically award equity on an annual basis for all NEOs, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Year	Salary ($)(1)	Bonus ($)(2)	Vested Stock Units ($)(3)	Exercised Stock Options ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Realized Compensation ($)(7)	Total Compensation as Reported in SCT ($)(8)	Difference Between Realized Compensation and Reported Compensation ($)(9)	Realized Compensation as a Percentage of Reported Compensation
Ronald N.	2022	1,900,000	—	667,884	—	2,472,239	961,896	6,002,019	14,877,151	(8,875,132)	40%
Tutor	2021	1,837,502	—	3,148,688	—	4,512,323	941,784	10,440,297	14,808,920	(4,368,623)	71%
	2020	1,750,000	—	355,298	—	1,722,394	553,626	4,381,318	8,156,049	(3,774,731)	54%
Gary G.	2022	1,000,000	—	564,997	—	732,227	69,616	2,366,840	1,969,616	397,224	120%
Smalley	2021	979,167	—	628,575	—	1,325,503	65,470	2,998,715	5,531,705	(2,532,990)	54%
	2020	953,439	250,000	1,397,250	—	537,296	74,250	3,212,235	5,486,631	(2,274,396)	59%
Ghassan M.	2022	575,641	1,256,106	500,000	—	—	29,842	2,361,589	1,588,335	773,254	149%
Ariqat
James A.	2022	1,000,000	—	—	—	664,727	190,236	1,854,963	3,488,236	(1,633,273)	53%
Frost	2021	1,000,000	—	986,625	—	1,359,490	214,479	3,560,594	5,519,038	(1,958,444)	65%
	2020	1,000,000	—	—	—	528,075	171,527	1,699,602	2,531,017	(831,415)	67%
Wendy A.	2022	900,000	—	1,044,510	—	494,253	35,238	2,474,001	1,542,738	931,263	160%
Hallgren	2021	816,667	—	—	—	815,694	34,202	1,666,563	1,992,555	(325,992)	84%
	2020	735,312	—	—	—	287,141	30,763	1,053,216	1,581,769	(528,553)	67%
Michael F.	2022	816,667	814,932	—	—	—	24,584	1,656,183	1,901,360	(245,177)	87%
Smithson	2021	484,847	250,000	—	—	—	15,232	750,079	2,663,011	(1,912,932)	28%
___________________________________________________________________________________________________
(1)The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)The amounts in column (d) are the same amounts reported in column (d) of the SCT, except for certain bonuses paid to Mr. Ariqat and Mr. Smithson. Mr. Ariqat’s guaranteed bonus payment of $700,000 was not paid in 2022, and, thus, was not reported in the above schedule in 2022, whereas the SCT reports a pro-rata portion of this bonus of $233,333 in 2022. In addition, the pro-rata portion of Mr. Ariqat’s annual performance bonus of $249,519 relating to his previous position with the Company covering the period from January 1, 2022 through August 31, 2022 was not paid until 2023, and, thus, is not reported in the above schedule in 2022, whereas the SCT reports this bonus when earned in 2022. Lastly, Mr. Ariqat was paid bonuses totaling $756,106 in 2022 that related to 2021 performance, and, thus, are included in the above schedule in 2022 but excluded from the SCT as the amounts were earned in 2021. Mr. Smithson’s pro-rata share of his guaranteed bonus of $235,068 relating to 2022 was not paid until 2023 and, thus, is not reported in the above schedule in 2022, whereas the SCT reports the pro-rata portion of this bonus in 2022.
(3)The amounts in column (e) represent the gross value (prior to taxes) realized from vesting RSUs in the applicable year based on the value of the Company’s stock on the date of vesting. The amounts for certain RSUs vesting in 2022 for Mr. Ariqat and Ms. Hallgren reflect guaranteed minimum payouts at $20 per unit per the terms of their applicable award agreements.
(4)The amounts in column (f) would represent the value realized from exercised stock options; no stock options were exercised during the periods presented.
(5)The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period.
(6)The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)The amounts in column (i) represent the total of columns (c) through (h).
(8)The amounts in column (j) represent the total compensation as reported in the SCT.
(9)The amounts in column (k) represent the difference between columns (i) and (j).
Grants of Plan-Based Awards in 2022

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: # of Shares or Units (#)(4)	All Other Option Awards: Underlying # of Securities Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Tutor			1,710,000	3,325,000	6,650,000	—	—	—	—	—	—	—
	RSU	3/9/2022	—	—	—	—	—	—	315,769	—	—	3,325,048
	CPSU	3/9/2022	—	—	—	78,942	157,884	315,768	—	—	—	1,662,519
	CPSU	3/9/2022	—	—	—	78,942	157,884	394,710	—	—	—	3,037,688
G. Smalley			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
J. Frost			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
	DCA	11/2/2022	—	—	—	—	—	—	100,000	—	—	699,000
	CPSU	11/2/2022	—	—	—	50,000	100,000	100,000	—	—	—	699,000
W. Hallgren			486,000	675,000	1,012,500	—	—	—	—	—	—	—
M. Smithson			300,032	416,712	625,068	—	—	—	—	—	—	—
___________________________________________________________________________________________________
(1)The types of equity awards that were granted in 2022 are RSUs, CPSUs and DCAs. RSUs automatically convert to the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the value of the Company’s common stock on the vesting date. DCAs are time-based awards paid in cash based on the value of the Company’s common stock on the vesting date.
(2)Columns (d), (e) and (f) present the potential performance-based annual incentive payouts achieved at threshold, target and maximum. Actual amounts earned for 2022 are reflected in the SCT.
(3)Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)Columns (j) and (k) present the time-based equity awards.
(5)The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s common stock on the NYSE on the date of award.
(6)The amounts in column (m) represent the grant date fair value of RSUs, CPSUs and DCAs computed in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2023.

Outstanding Equity Awards as of December 31, 2022

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ronald N. Tutor	75,000	—	—	22.20	11/13/2023	—	—	—	—
	142,402	—	—	28.17	3/30/2024	—	—	—	—
	248,199	—	—	24.05	12/22/2024	—	—	—	—
	274,432	—	—	25.70	1/5/2028	—	—	—	—
	—	—	—			183,991	1,389,132	—	—
	—	—	—			315,769	2,384,056	—	—
	—	—	—			—	—	137,993	1,041,847	(4)
	—	—	—			—	—	137,993	1,041,847	(4)
	—	—	—			—	—	157,884	1,192,024	(4)
	—	—	—			—	—	157,884	1,192,024	(4)
Gary G. Smalley	43,096	—	—	17.06	9/1/2025	—	—	—	—
	112,500	—	—	25.95	9/6/2027	—	—	—	—
	42,500	—	—	17.83	11/15/2028	—	—	—	—
	42,500	—	—	17.63	11/15/2029	—	—	—	—
	—	45,000	—	13.85	11/11/2030	45,000	900,000	—	—
	—	—	45,000	13.85	11/11/2030	—	—	45,000	339,750
	—	—	—			69,864	527,473	—	—
	—	—	—			—	—	52,398	395,605	(4)
	—	—	—			—	—	52,398	395,605	(4)
James A. Frost	50,000	—	—	22.20	11/13/2023	—	—	—	—
	94,935	—	—	28.17	3/30/2024	—	—	—	—
	177,201	—	—	23.56	4/9/2025	—	—	—	—
	62,500	—	—	19.90	5/23/2028	—	—	—	—
	—	50,000	—	19.24	3/10/2031	50,000	377,500	—	—
	—	—	50,000	19.24	3/10/2031	—	—	50,000	377,500
	—	—	—			100,000	755,000	—	—
	—	—	—			—	—	100,000	755,000	(4)
Wendy A. Hallgren	50,000	—	—	13.00	9/19/2029	—	—	—	—
	—	—	—			12,046	90,947	—	—
	—	—	—			—	—	9,035	68,214	(4)
	—	—	—			—	—	9,035	68,214	(4)
Michael F. Smithson	—	—	—			100,000	755,000	—	—
____________________________________________________________________________________________________
(1)The stock options reported in column (c) are time-based awards and those in column (d) are performance-based awards. The amounts in column (d) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in columns (c) and (d) are scheduled to vest in the following years:

Stock Options	2023	2024	Total	Vesting Based On
Gary G. Smalley	45,000	—	45,000	Time
Gary G. Smalley	45,000	—	45,000	Performance
James A. Frost	—	50,000	50,000	Time
James A. Frost	—	50,000	50,000	Performance
	90,000	100,000	190,000
(2)The RSUs, CPSUs and DCAs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The RSUs, CPSUs and DCAs in columns (g) and (i) are scheduled to vest in the following years:

Name	Award Type	2023	2024	2025	Total	Vesting Based On
Ronald N. Tutor	RSU	197,251	197,252	105,257	499,760	Time
Ronald N. Tutor	CPSU	275,986	315,768	—	591,754	Performance
Gary G. Smalley	RSU	79,932	34,932	—	114,864	Time
Gary G. Smalley	CPSU	104,796	—	—	104,796	Performance
Gary G. Smalley	RSU	45,000	—	—	45,000	Performance
James A. Frost	RSU	—	50,000	—	50,000	Time
James A. Frost	DCA	—	100,000	—	100,000	Time
James A. Frost	CPSU	—	100,000	—	100,000	Performance
James A. Frost	RSU	—	50,000	—	50,000	Performance
Wendy A. Hallgren	RSU	6,023	6,023	—	12,046	Time
Wendy A. Hallgren	CPSU	18,070	—	—	18,070	Performance
Michael F. Smithson	RSU	50,000	50,000	—	100,000	Time
		777,058	903,975	105,257	1,786,290
(3)The amounts in columns (h) and (j) are determined by multiplying the number of shares by the closing price ($7.55) of the Company’s common stock on the NYSE on December 30, 2022, the last trading day of the year, except for the value of 45,000 RSUs held by Mr. Smalley, which is guaranteed to pay out at a minimum per share price ($20.00) and are reported at fair value based on this payout level.
(4)Awards represent CPSUs, which vest upon satisfaction of market or performance conditions and are settled in cash based on the value of the Company’s common stock on the vesting date.
2022 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Ronald N. Tutor	—	—	91,995	667,884
Gary G. Smalley	—	—	77,432	564,997
Ghassan M. Ariqat	—	—	25,000	500,000
Wendy A. Hallgren	—	—	56,023	1,044,510
___________________________________________________________________________________________________
(1)Represents the gross number of shares earned upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.
(2)Reflects the value at the closing price of the common stock on the settlement date, except for the values of 25,000 RSUs held by Mr. Ariqat and 50,000 RSUs held by Ms. Hallgren, each of which included a guaranteed payout at a minimum per share price of $20.

Agreements and Arrangements with NEOs
The following is a summary of Mr. Tutor’s, Mr. Smalley’s, Mr. Ariqat’s, Mr. Frost’s and Mr. Smithson’s employment agreement provisions and the terms of Ms. Hallgren’s Separation Benefits Agreement.
Ronald N. Tutor Employment Agreement
On August 25, 2021 and effective as of June 1, 2021, the Company entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Tutor. The Amended Agreement extended Mr. Tutor’s employment term through December 31, 2026. Mr. Tutor will continue to serve as the Company’s Chairman of the Board and CEO through December 31, 2024, and as Executive Chairman of the Board from January 1, 2025 through December 31, 2026. The Amended Agreement also provides a transition bonus of $1.5 million payable to Mr. Tutor upon the Board's approval of a successor CEO, provided that Mr. Tutor has identified for Board consideration and the Board has approved such successor no later than June 1, 2024, and an additional $1.5 million payable one year following the commencement of the successor CEO’s term in office if the independent members of the Board determine that Mr. Tutor successfully mentored and trained the successor. Both transition bonuses are subject to Mr. Tutor’s continued employment with the Company through the applicable payment dates. In addition, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the Amended Agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Gary G. Smalley Employment Agreement
On September 6, 2017, the Company entered into an employment agreement with Mr. Smalley. The term of the employment agreement was through December 31, 2020 and is subject to automatic extensions for successive 12-month terms thereafter. The employment agreement provides certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Smalley has agreed that during the term of his employment with Tutor Perini and for 365 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Ghassan M. Ariqat Letter Agreement

The Company entered into a letter agreement with Mr. Ariqat effective January 26, 2023 with an initial term through August 31, 2025, subject to automatic extensions for successive 12-month terms thereafter. The letter agreement provides for certain elements of compensation, including: an annual salary; a guaranteed bonus for the first full year of employment under the letter agreement; an annual performance-based bonus opportunity beginning after the guaranteed bonus period; additional cash bonuses subject to Mr. Ariqat’s continued employment through April 1, 2023, 2024 and 2025; share-based awards; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Ariqat pursuant to his letter agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.

James A. Frost Letter Agreement
On September 22, 2022, the Company announced that Mr. Frost will retire from the Company on June 30, 2023, and consequently he stepped down from his previous roles as the Company’s President and Chief Operating Officer and Chief Executive Officer of the Company’s Civil Group effective September 30, 2022 and transitioned to a new role as Executive Vice President, Special Projects (the period from September 30, 2022 through June 30, 2023, the “Transition Period”). After the conclusion of the Transition Period, Mr. Frost has agreed to serve as a consultant to the Company from July 1, 2023 through March 31, 2024 (the “Consulting Period”). On November 2, 2022, the Company entered into a letter agreement with Mr. Frost, under which during the Transition Period, Mr. Frost will continue to receive his current annual base salary of $1 million, remain eligible to earn an annual bonus for 2022, and continue to participate in the Company’s employee benefit plans. Mr. Frost is not eligible to receive any annual bonus for 2023 or 2024. During the Consulting Period, Mr. Frost will receive (i) a monthly consulting fee of $62,500, (ii) a lump sum payment in the amount of $375,000 payable upon the satisfactory completion of his consulting duties and his execution of a customary release in favor of the Company, and (iii) continued vesting of his outstanding equity awards. The Company will also subsidize Mr. Frost’s premiums for continued group health plan and life insurance coverage for the duration of the Consulting Period.

Wendy A. Hallgren Separation Benefits Agreement
On September 17, 2019, the Company entered into a Separation Benefits Agreement with Ms. Hallgren that provides for certain severance payments and benefits in the event of a termination of her employment under various circumstances, the terms of which are described in the “Potential Payments Upon Termination or Change in Control” section below.

Michael F. Smithson Employment Agreement

The Company entered into an employment agreement effective May 23, 2021 with Mr. Smithson for a term of three years. The employment agreement provides for certain elements of compensation, including: an annual salary; signing and guaranteed bonuses; annual performance-based bonus; deferred compensation subject to Mr. Smithson’s continued employment through the first, second and third anniversaries of the agreement; share-based awards; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Smithson pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.

Potential Payments Upon Termination or Change in Control
Each NEO has an agreement that provides for the payment of specified severance benefits upon the following termination events: death, disability, termination by the Company for cause or by executive without good reason, termination by the Company without cause or by executive with good reason, or in connection with a change in control. All change in control payments and benefits are subject to a “double trigger,” meaning that payments are made only when both of the following occur: (1) a change in control of the Company and (2) a qualifying termination of employment.

Ronald N. Tutor
Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	219,231	3,773,188	—	3,992,419
B.	Disability	—	3,164,635	3,773,188	—	6,937,823
C.	Termination by Employer for Cause or by Executive without Good Reason	—	3,164,635	—	—	3,164,635
D.	Termination by Employer without Cause or by Executive with Good Reason	3,990,000	3,227,016	3,773,188	10,450,000	21,440,204
E.	Change in Control Termination	3,990,000	3,258,206	24,240,931	15,675,000	47,164,137
____________________________________________________________________________________________________
(1)The annual incentive compensation for 2022 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2022, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2022, the Compensation Committee approved a $3,990,000 annual incentive compensation bonus for Mr. Tutor for 2022 performance and payment has since been made to him. This amount is shown as payable as of December 31, 2022 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Tutor at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2022, valued at $219,231). Events B, C, D and E would require the continuation of life insurance benefits providing for the payment of $10.0 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (total remaining premiums estimated at $2,945,404 at December 31, 2022). Event D would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $62,381 at December 31, 2022 based on then applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 36 months (estimated at $93,571 at December 31, 2022 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.
(3)Mr. Tutor had 499,760 RSUs and 591,754 CPSUs (target performance assumed) outstanding at December 31, 2022. The table below represents the value of the outstanding RSUs and CPSUs and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $7.55 on December 30, 2022, the last trading day of the year, assuming the triggering events occurred on December 31, 2022. Under Events A, B and D, CPSUs are paid out at the end of the performance period based on actual performance. As of December 31, 2022, the likelihood of these CPSU awards vesting is considered remote as they are not projected to meet the performance criteria. As a result, no amounts relating to CPSUs are included in the table below for Events A, B or D. Under Event E, CPSUs are paid out at target performance and Mr. Tutor also receives a cash payment equal to the amount of his future scheduled annual RSU grants, for a total of $16 million at December 31, 2022. Mr. Tutor had no unvested stock options outstanding as of December 31, 2022.

Triggering Event		RSUs ($)	CPSUs ($)	Total ($)
A.	Death	3,773,188	—	3,773,188
B.	Disability	3,773,188	—	3,773,188
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	3,773,188	—	3,773,188
E.	Change in Control Termination	19,773,188	4,467,743	24,240,931
(4)A cash lump sum would be due in the amount of two times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event D; and three times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event E.

Gary G. Smalley
Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	900,000	42,308	2,558,433	—	3,500,741
B.	Disability	900,000	42,308	2,558,433	—	3,500,741
C.	Termination by Employer for Cause or by Executive without Good Reason	—	42,308	—	—	42,308
D.	Termination by Employer without Cause or by Executive with Good Reason	900,000	104,688	2,558,433	3,000,000	6,563,121
E.	Change in Control Termination	900,000	104,688	2,558,433	4,000,000	7,563,121
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2022 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2022, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2022, the Compensation Committee approved a $900,000 annual incentive compensation bonus for Mr. Smalley for 2022 performance and payment has been made to him. This amount is shown as payable as of December 31, 2022 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smalley at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (11 days at December 31, 2022, valued at $42,308). Events D and E would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $62,380 at December 31, 2022 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.
(3)Mr. Smalley had 159,864 RSUs, inclusive of 45,000 TSR RSUs (target performance assumed), 104,796 CPSUs (target performance assumed) and 90,000 unvested stock option awards, inclusive of 45,000 TSR stock options (target performance assumed), outstanding at December 31, 2022. The table below represents the value of the outstanding RSUs, including 45,000 RSUs quantified using a guaranteed minimum price of $20.00 per share as specified in his RSU award agreement, CPSUs and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $7.55 on December 30, 2022, the last trading day of the year, assuming the triggering events occurred on December 31, 2022. All of Mr. Smalley’s unvested stock options had exercise prices that exceeded the Company’s share price as of December 31, 2022 and, therefore, had no intrinsic value.

Triggering Event		RSUs ($)	CPSUs ($)	Options ($)	Total ($)
A.	Death	1,767,223	791,210	—	2,558,433
B.	Disability	1,767,223	791,210	—	2,558,433
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	1,767,223	791,210	—	2,558,433
E.	Change in Control Termination	1,767,223	791,210	—	2,558,433
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event E.

Ghassan M. Ariqat
Certain payments would be payable to Mr. Ariqat in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)	Cash Lump Sum ($)(3)	Total ($)
A.	Death	—	40,385	—	—	40,385
B.	Disability	—	40,385	—	—	40,385
C.	Termination by Employer for Cause or by Executive without Good Reason	—	40,385	—	—	40,385
D.	Termination by Employer without Cause or by Executive with Good Reason	482,852	40,385	—	2,100,000	2,623,237
E.	Change in Control Termination	482,852	40,385	—	2,800,000	3,323,237
___________________________________________________________________________________________________
(1)The pro-rata portion of Mr. Ariqat’s annual guaranteed bonus for 2022 performance would be due to Mr. Ariqat at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2022, Mr. Ariqat was not owed any unearned bonus. Subsequent to December 31, 2022, the Compensation Committee approved the pro-rata portion of Mr. Ariqat’s annual guaranteed bonus of $233,333 for 2022, as well as his pro-rata bonus of $249,519 earned relating to his role prior to his appointment as an executive officer in 2022. Payment of these amounts have since been made to him and are shown as payable as of December 31, 2022 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Ariqat at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2022, valued at $40,385).
(3)In the case of Event D, a cash lump sum would be due in the amount of one and one-half times the sum of Mr. Ariqat’s annual salary and target bonus. In the case of Event E, a cash lump sum would be due in the amount of two times the sum of Mr. Ariqat’s annual salary and target bonus.

James A. Frost
Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)	Total ($)
A.	Death	900,000	54,808	2,265,000	—	3,219,808
B.	Disability	900,000	129,846	2,265,000	—	3,294,846
C.	Termination by Employer for Cause or by Executive without Good Reason	—	54,808	—	—	54,808
D.	Termination by Employer without Cause or by Executive with Good Reason	900,000	153,058	2,265,000	—	3,318,058
E.	Change in Control Termination	900,000	153,058	2,265,000	—	3,318,058
___________________________________________________________________________________________________
(1)The annual incentive compensation payout for 2022 performance would be due to Mr. Frost at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (5 days at December 31, 2022, valued at $54,808). Events D and E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 15 months (estimated at $23,212 at December 31, 2022 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Frost could obtain comparable coverage. Events B, D and E would require continuation of life insurance benefits for Mr. Frost for a period of 15 months (valued at $75,038 as of December 31, 2022).
(3)Mr. Frost had 100,000 RSUs, inclusive of 50,000 TSR RSUs (target performance assumed), 100,000 CPSUs (target performance assumed), 100,000 units in respect of a DCA and 100,000 unvested stock option awards, inclusive of 50,000 TSR stock options (target performance assumed), outstanding at December 31, 2022. The table below represents the value of the outstanding RSUs, CPSUs, DCA and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $7.55 on December 30, 2022, the last trading day of the year, assuming the triggering events occurred on December 31, 2022. All of Mr. Frost’s unvested stock options had exercise prices that exceeded the Company’s share price as of December 31, 2022 and, therefore, had no intrinsic value.

Triggering Event		RSUs ($)	CPSUs ($)	DCA ($)	Options ($)	Total ($)
A.	Death	755,000	755,000	755,000	—	2,265,000
B.	Disability	755,000	755,000	755,000	—	2,265,000
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	755,000	755,000	755,000	—	2,265,000
E.	Change in Control Termination	755,000	755,000	755,000	—	2,265,000

Wendy A. Hallgren
Certain payments would be payable to Ms. Hallgren in the event of her termination. The amounts depend upon the circumstances surrounding her termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total
A.	Death	607,500	46,839	227,376	—	881,715
B.	Disability	607,500	46,839	227,376	—	881,715
C.	Termination by Employer for Cause or by Executive without Good Reason	—	46,839	—	—	46,839
D.	Termination by Employer without Cause or by Executive with Good Reason	607,500	107,745	227,376	2,362,500	3,305,121
E.	Change in Control Termination	607,500	107,745	227,376	3,150,000	4,092,621
___________________________________________________________________________________________________
(1)The annual incentive compensation payout for 2022 performance would be due to Ms. Hallgren at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2022, Ms. Hallgren was not owed any unearned bonus. Subsequent to December 31, 2022, the Compensation Committee approved a $607,500 annual incentive compensation bonus for Ms. Hallgren for 2022 performance and payment has since been made to her. This amount is shown as payable as of December 31, 2022 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Ms. Hallgren at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (14 days at December 31, 2022, valued at $46,839). Events D and E would require continuation of health insurance benefits for Ms. Hallgren and her covered dependents for 24 months (estimated at $60,906 at December 31, 2022 based on then applicable COBRA premiums), or payment of an after-tax amount with which Ms. Hallgren could obtain comparable coverage.
(3)Ms. Hallgren had 12,046 RSUs and 18,070 CPSUs (target performance assumed) outstanding at December 31, 2022. The table below represents the value of the outstanding RSUs and CPSUs using the Company’s closing share price of $7.55 on December 30, 2022, the last trading day of the year, assuming the triggering events occurred on December 31, 2022.

Triggering Event		RSUs ($)	CPSUs ($)	Total ($)
A.	Death	90,947	136,429	227,376
B.	Disability	90,947	136,429	227,376
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	90,947	136,429	227,376
E.	Change in Control Termination	90,947	136,429	227,376
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Ms. Hallgren’s annual salary and target bonus in the case of Event D; and two times the sum of Ms. Hallgren’s annual salary and target bonus in the case of Event E.

Michael F. Smithson
Certain payments would be payable to Mr. Smithson in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2022:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	16,875	755,000	—	771,875
B.	Disability	—	16,875	755,000	—	771,875
C.	Termination by Employer for Cause or by Executive without Good Reason	—	16,875	—	—	16,875
D.	Termination by Employer without Cause or by Executive with Good Reason	610,109	63,661	755,000	3,100,000	4,528,770
E.	Change in Control Termination	610,109	63,661	755,000	4,000,000	5,428,770
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2022 performance would be due to Mr. Smithson at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2022, Mr. Smithson was not owed any unearned bonus. Subsequent to December 31, 2022, the Compensation Committee approved the annual incentive compensation bonus of $375,041 for 2022, as well as payment of $235,068 for the pro-rata share of a guaranteed bonus of $600,000 for his first twelve months of employment covering the period from May 23, 2021 through May 23, 2022. Payment of these amounts have been made to him and are shown as payable as of December 31, 2022 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smithson at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (5 days at December 31, 2022, valued at $16,875). Events D and E would require continuation of health insurance benefits for Mr. Smithson and his covered dependents for 18 months (estimated at $46,786 at December 31, 2022 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smithson could obtain comparable coverage.
(3)Mr. Smithson had 100,000 RSUs outstanding at December 31, 2022. The amounts represent the value of the outstanding RSUs quantified using the Company’s closing share price of $7.55 on December 30, 2022, the last trading day of the year, assuming the triggering events occurred on December 31, 2022.
(4)In the case of Event D, a cash lump sum would be due in the amount of one and one-half times the sum of his annual salary and target bonus, plus an amount equal to any unpaid deferred compensation ($400,000 as of December 31, 2022). In the case of Event E, a cash lump sum would be due in the amount of two times the sum of annual salary and target bonus, plus an amount equal to any unpaid deferred compensation ($400,000 as of December 31, 2022).

CEO PAY RATIO DISCLOSURE
The SEC's rules for identifying the median-compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.
In order to identify the median-compensated employee, we identified our employee population as of December 31, 2022. We selected total compensation paid to our employees from January 1, 2022 through December 31, 2022 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure. We ranked all employees (other than the CEO) based on this consistently applied compensation measure and identified our median-compensated employee.
The annual total compensation of the median-compensated employee was $53,459. The 2022 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT, was $14,877,151. The ratio of the annual total compensation of our CEO to the annual total compensation of the median-compensated employee was 278 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.
PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to the Compensation Discussion and Analysis above.

					Value of Initial Fixed $100 Investment Based on:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	SCT Total Compensation for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average SCT Total Compensation for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(2)	Cumulative TSR ($)(3)	Peer Group Cumulative TSR ($)(4)	Net Income (Loss) ($) (in '000s)(5)	Operating Cash Flows ($) (in '000s)(6)
2022	14,877,151	3,156,802	2,098,057	799,889	58.71	206.01	(192,572)	206,971
2021	14,808,920	11,178,721	3,926,577	2,922,122	96.19	180.24	134,150	(148,454)
2020	8,156,049	9,549,387	2,797,146	1,946,058	100.70	120.70	152,337	172,772

(1)The dollar amounts reported in column (b) and (d) are the amounts reported for Mr. Tutor and, for the NEOs other than Mr. Tutor as a group, the average of the amounts reported for such individuals as a group, in each case, for each of the corresponding years in the “Total” column of the SCT. Other NEOs for 2022 included Mr. Smalley, Mr. Ariqat, Mr. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2021 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2020 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Jean J. Abiassi.

(2)The dollar amounts reported in columns (c) and (e) represent the amount of compensation actually paid (“CAP”) to the CEO and average CAP to all other NEOs,as a group, respectively, in each case as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by these individuals. CAP is calculated for a given fiscal year by adjusting the officer’s total compensation, as reported in the “Total” column of the SCT, for certain amounts related to equity awards as described below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Year	SCT Total ($)	Less: Amounts Reported as "Stock Awards" in the SCT ($)	Less: Amounts Reported as "Option Awards" in the SCT ($)	Add: Year End Fair Value of Outstanding and Unvested Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Less: Fair Value at the End of the Prior Year of Equity Awards that Forfeited in the Current Year ($)	Compensation Actually Paid ($)
CEO
Ronald N. Tutor
2022	14,877,151	(8,025,255)	—	2,996,646	(6,221,646)	(470,094)	—	3,156,802
2021	14,808,920	(9,557,395)	—	8,779,115	—	(98,250)	(2,753,669)	11,178,721
2020	8,156,049	(1,044,450)	(295,650)	2,753,669	177,750	(197,981)	—	9,549,387
Aggregate Average Information
Other NEOs
2022	2,098,057	(279,600)	—	302,000	(1,161,392)	(156,251)	(2,925)	799,889
2021	3,926,577	(2,017,315)	(380,211)	1,797,640	(362,408)	147,032	(189,193)	2,922,122
2020	2,797,146	(478,371)	(242,489)	650,210	(2,710)	37,969	(815,697)	1,946,058

(3)The cumulative TSR for the Company and the Company’s peer group is calculated, assuming a fixed investment of $100 on December 31, 2019 (which represents the last trading day before the earliest fiscal year as reported in the above table).
(4)The peer group used for this purpose is the Dow Jones U.S. Heavy Construction Index.

(5)The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(6)The most important financial performance measure used by the Company to link compensation actually paid to the NEOs for 2022 to Company performance (other than TSR, which is already included in the above pay versus performance table) is operating cash flow, as reported in the Company’s Consolidated Statements of Cash Flows as reported within its audited financial statements under the caption “Net Cash Provided by (Used in) Operating Activities” for each applicable year.

Financial Performance Measures

As described in greater detail in the section titled Compensation Discussion and Analysis, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.Relative TSR;
2.Operating cash flow;
3.Pre-tax income; and
4.Safety

Analysis of NEO Compensation Actually Paid vs. Cumulative TSR, Net Income (Loss) and Operating Cash Flow

As discussed further in the section titled Compensation Discussion and Analysis, the primary elements of compensation for NEOs include base salary, non-equity annual incentive compensation, and long-term equity-based incentives, which can include time-based and performance-based equity awards.

The following graphs show the relationship between the CAP to the CEO and the average CAP to other NEOs and each of the Company’s cumulative TSR, peer index cumulative TSR, net income (loss) and operating cash flow for the years ended December 31, 2022, 2021 and 2020.

Compensation Actually Paid (CAP) and Cumulative TSR

Compensation Actually Paid (CAP) and Net Income (Loss)

Compensation Actually Paid (CAP) and Operating Cash Flow

Company Cumulative TSR and Peer Index Cumulative TSR

DIRECTOR COMPENSATION
Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is slightly below the peer group median.
Fees for our non-management directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an annual equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

In addition to these fees, an ad hoc Dispute Resolution Advisory Committee was formed in 2019 to consult with management regarding settlement offers and strategies with respect to certain outstanding claims and disputes. The Board approved a $10,000 annual cash retainer for serving as the Chair of this committee and a $900 meeting fee for each meeting attended in person and a $300 meeting fee for attending telephonically. A Special Committee was also formed in 2019 to consider potential strategic transactions, and the Board approved a $25,000 monthly cash fee for serving as the Chair of this committee and a $15,000 monthly meeting fee for attending meetings for each other member of this committee. There were three meetings of the Dispute Resolution Advisory Committee in 2022. The Special Committee met during the first three months of 2022.
The table below summarizes the total compensation earned by each of the non-management directors serving in 2022.

(a)	(b)	(c)	(d)
Name	Fees Earned (Paid in Cash or Stock) ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter Arkley	91,101	149,999	241,100
Jigisha Desai	99,101	149,999	249,100
Sidney J. Feltenstein	83,601	149,999	233,600
Michael F. Horodniceanu	88,101	149,999	238,100
Michael R. Klein	208,701	149,999	358,700
Robert C. Lieber	158,601	149,999	308,600
Dennis D. Oklak	143,601	149,999	293,600
Raymond R. Oneglia	87,201	149,999	237,200
Dale Anne Reiss	121,801	149,999	271,800
Dickran M. Tevrizian, Jr. (4)	3,600	—	3,600
___________________________________________________________________________________________________
(1)The amounts in column (b) represent fees paid for the annual cash retainer, committee Chair retainers, Lead Independent Director retainer and attendance (live or telephonically) at Board and committee meetings as described above. For Mr. Klein, this includes $10,000 for serving as the Chair of the ad hoc Dispute Resolution Advisory Committee. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive all or a portion of this retainer in shares of the Company’s common stock:

	Share			Cash Payment ($)	Total ($)
Name	Amounts #	Price ($)	Value ($)
Sidney J. Feltenstein	7,827	10.22	79,992	8	80,000
Michael F. Horodniceanu	1,956	10.22	19,990	60,010	80,000
Michael R. Klein	7,827	10.22	79,992	8	80,000
Robert C. Lieber	7,827	10.22	79,992	8	80,000
(2)The amounts in column (c) present the fair value of the shares granted in 2022 based on the fair market value on the date of grant in accordance with ASC 718. The 2022 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant. As of December 31, 2022, none of our non-management directors had any outstanding equity awards.
(3)The amounts in column (d) represent the total of columns (b) and (c).
(4)Mr. Tevrizian stepped down from the board on May 18, 2022.
Stock Ownership Guidelines for Non-Management Directors
The Company’s non-management directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-management directors must hold ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2022) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly are counted toward the guidelines. Non-management directors have until their fifth anniversary of becoming a director to comply with the guidelines. All of our current non-management directors are in compliance with the stock ownership guidelines.
Director and Officer Indemnification
Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth certain information concerning beneficial ownership as of March 20, 2023 of the common stock by each director and nominee, each NEO named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.
In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned(2)
Named Executive Officers
Ronald N. Tutor	8,226,111	(3)	15.7%
James A. Frost	699,949	(4)	1.3%
Gary G. Smalley	418,078		*
Wendy A. Hallgren	76,527		*
Ghassan M. Ariqat	11,855		*
Michael F. Smithson	—		*

Non-Management Directors
Raymond R. Oneglia	649,743	(5)	1.3%
Michael R. Klein	349,496		*
Sidney J. Feltenstein	177,042		*
Robert C. Lieber	119,006		*
Peter Arkley	113,156		*
Dale Anne Reiss	68,405	(6)	*
Michael F. Horodniceanu	67,966		*
Dennis D. Oklak	64,524		*
Jigisha Desai	19,903		*

All Directors and Executive Officers as a Group (15 persons)	11,061,761		20.9%

Beneficial Ownership of 5% or More
Ronald N. Tutor	8,226,111	(3)	15.7%
BlackRock, Inc.	5,406,890	(7)	10.5%
Donald Smith & Co., Inc.	3,198,704	(8)	6.2%
Dimensional Fund Advisors LP	2,594,779	(9)	5.0%
___________________________________________________________________________________________________
*Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 20, 2023 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost, Ms. Hallgren and All Directors and Executive Officers as a Group have 740,033; 240,596; 384,636; 50,000; and 1,415,265 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 20, 2023.
(2)The percent ownership for each shareholder on March 20, 2023 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 51,637,680 shares (the total number of shares outstanding on March 20, 2023) plus any shares that may be acquired (including upon exercise of stock options or vesting of RSUs) by that person currently or within 60 days after March 20, 2023.
(3)Consists of 3,540,556 shares held by the Tutor Marital Property Trust, 2,412,267 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust and 740,033 stock options exercisable within 60 days of March 20, 2023.

(4)Consists of 220,813 shares held by the Frost Family Trust, 94,500 shares directly held by Mr. Frost that have been pledged as collateral for a loan and 384,636 stock options exercisable within 60 days of March 20, 2023.
(5)Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as Vice Chairman of the Board of Directors and for which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein, and 500 shares held by the Raymond R. Oneglia Spray Trust.
(6)Includes 44,125 shares held by the Irrevocable Trust for Dale Anne Reiss.
(7)Based on Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc. (“BlackRock”), which indicates that as of December 31, 2022, BlackRock had (i) sole voting power relative to 5,252,794 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 5,406,890 shares and (iv) no shared dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(8)Based on Schedule 13G filed with the SEC on February 9, 2023 by Donald Smith & Co., Inc. (“Donald Smith”), on behalf of itself and DSCO Value Fund, L.P. (“DSCO Value Fund”), which indicates that as of December 31, 2022, Donald Smith had (i) sole voting power relative to 3,118,798 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 3,174,088 shares and (iv) no shared dispositive power. The aforementioned Schedule 13G also indicates that as of December 31, 2022, DSCO Value Fund had (i) sole voting power relative to 24,616 shares, (ii) no shared power, (iii) sole dispositive power relative to 24,616 shares and (iv) no shared dispositive power. The address of Donald Smith is 152 West 57th Street, New York, NY 10019.
(9)Based on Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 30, 2022, Dimensional had (i) sole voting power relative to 2,531,018 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,594,779 shares and (iv) no shared dispositive power. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.
SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2024 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 8, 2023 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2024 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 17, 2024, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2024 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Tutor Perini’s By-laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2024 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than January 18, 2024, nor later than February 17, 2024. If the 2024 Annual Meeting of Shareholders is scheduled to be held on a day that is more than thirty calendar days before or after May 17, 2024, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2024 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2024 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals, including director nominations submitted pursuant to these provisions of the By-Laws, must provide the information set forth in the By-laws (which includes information required under Rule 14a-19). Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2024 Annual Meeting of Shareholders.
OTHER MATTERS
The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.
You may also obtain copies of reports, including our Annual Report on Form 10-K for the year ended December 31, 2022, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 3, 2023 in order to receive them before the Annual Meeting of Shareholders on May 17, 2023.
S PROXY CARD IS VALID ONLY WHEN SIGNED AND

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00 00 60 39 75 _1 R 1. 0. 0. 6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Jigisha Desai 04 Sidney J. Feltenstein 05 Michael F. Horodniceanu 06 Michael R. Klein 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale Anne Reiss TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/16/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/16/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2023. 3 Approve the compensation of the Company's named executive officers on an advisory (non-binding) basis. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

00 00 60 39 75 _2 R 1. 0. 0. 6 Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 17, 2023 at 11:30 AM Pacific Time 15901 Olden Street, Sylmar, CA 91342 This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Gary G. Smalley, Anthony C. Fiore and Jorge H. Casado, or any one or more of them, as proxies, each with power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 17, 2023 at 15901 Olden Street, Sylmar, California 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side